                                                                   EXHIBIT 10.16

                            ASSET PURCHASE AGREEMENT

                                 by and between

              DALIAN LUMING SCIENCE AND TECHNOLOGY GROUP CO., LTD.

                                       and

                                    AXT, INC.

                             Dated September 4, 2003

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
1.       Definitions and Usage...........................................................       1
         1.1      Definitions............................................................       1
         1.2      Usage..................................................................       4

2.       Sale and Transfer of Assets; Closing............................................       5
         2.1      Purchase and Sale of Assets............................................       5
         2.2      Consideration..........................................................       5
         2.3      Liabilities............................................................       6
         2.4      Closing................................................................       7
         2.5      Closing Obligations....................................................       7

3.       Representations and Warranties of Seller........................................       7
         3.1      Due Incorporation......................................................       7
         3.2      Enforceability; Authority; No Conflict.................................       8
         3.3      Title To Transferred Assets; Encumbrances..............................       9
         3.4      Litigation.............................................................       9
         3.5      Patents................................................................       9

4.       Representations and Warranties of Buyer.........................................       9
         4.1      Due Incorporation......................................................      10
         4.2      Enforceability; Authority; No Conflict.................................      10
         4.3      Compliance with Applicable Laws........................................      11
         4.4      Litigation.............................................................      11

5.       Additional Covenants............................................................      11
         5.1      Confidentiality........................................................      11
         5.2      Public Disclosure......................................................      11
         5.3      Conveyance Taxes.......................................................      11
         5.4      Negative Covenant......................................................      12
         5.5      Subsequent Sale of Transferred Assets by Buyer.........................      12
         5.6      Additional Documents and Further Assurances............................      12

6.       Conditions to Closing...........................................................      12
         6.1      Conditions to Each Party's Obligation to Consummate the Acquisition....      12
         6.2      Conditions to Obligations of Buyer.....................................      13
         6.3      Conditions to Obligations of Seller....................................      13

7.       Termination, Amendment and Waiver...............................................      14
         7.1      Termination............................................................      14
         7.2      Amendment..............................................................      15
         7.3      Extension; Waiver......................................................      15
         7.4      Notice of Termination..................................................      16

                                       i

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                                TABLE OF CONTENTS
                                   (continued)

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8.       Indemnification and Escrow......................................................      16
         8.1      Indemnification........................................................      16
         8.2      Claims.................................................................      18
         8.3      ARBITRATION OF DISPUTES................................................      18
         8.4      Third-Party Claims.....................................................      19

9.       General Provisions..............................................................      20
         9.1      Expenses...............................................................      20
         9.2      Notices................................................................      20
         9.3      Jurisdiction; Service of Process.......................................      21
         9.4      Waiver; Remedies Cumulative............................................      21
         9.5      Entire Agreement and Modification......................................      22
         9.6      Assignments, Successors and No Third-Party Rights......................      22
         9.7      Severability...........................................................      22
         9.8      Construction...........................................................      22
         9.9      Time of Essence........................................................      22
         9.10     Governing Law..........................................................      22
         9.11     Execution of Agreement.................................................      22

                                       ii

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                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A         List of Patents Included in Transferred Assets

Exhibit B         Form of Patent Assignment Agreement

Exhibit C         Form of Seller's Counsel Opinion

Schedule 5.4      Identified Person

Seller Disclosure Schedule

Buyer Disclosure Schedule

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is dated as of September 4, 2003, by and between Dalian Luming Science and Technology Group Co., Ltd., a corporation organized under the laws of the People's Republic of China ("Buyer"), and AXT, Inc., a Delaware corporation ("Seller").

                                    RECITALS

         WHEREAS, Seller wishes to sell certain assets used by Seller in the development and production of light-emitting diodes ("LED") products, Fabry Perot laser diodes ("LD") products, and high-speed vertical cavity surface-emitting lasers ("VCSEL") products (the "Optoelectronics Business"); and

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets (as defined herein) for the purchase price and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

         1.       Definitions and Usage.

                  1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

         "Acquisition" means all of the transactions contemplated by this Agreement.

         "AXT" is as defined in the recitals to this Agreement.

         "AXT Tongmei" means Beijing Tongmei Xtal Technology, Ltd., a corporation organized under the laws of the People's Republic of China.

         "AXT Xiamen" means Xiamen Advanced Semiconductor Co., Ltd., a corporation organized under the laws of the People's Republic of China.

         "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in California are permitted or required to be closed.

         "Buyer" is as defined in the first paragraph of this Agreement.

         "Buyer Disclosure Schedule" is as defined in Section 4.

         "Buyer Indemnified Persons" is as defined in Section 8.1(b)(i).

         "Closing" is as defined in Section 2.5.

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         "Closing Date" means the date on which the Closing actually takes place.

         "Code" means the Internal Revenue Code of 1986.

         "Damages" is as defined in Section 8.1(b).

         "Effective Time" means the effective time of the Closing, which will be midnight California time on the Closing Date.

         "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Governmental Entity" means any United States federal, state, local, or foreign court, administrative agency or commission, or other governmental entity or instrumentality (including a stock exchange or other self-regulatory body).

         "Indemnified Party" is as defined in Section 8.4.

         "Indemnifying Party" is as defined in Section 8.4.

         "Knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors, and other employees of such party reasonably believed to have knowledge of such matters;

         "Laws" means all applicable United States federal, state, provincial and local laws, ordinances, rules, statutes, regulations, all Orders or awards, and all applicable laws of the People's Republic of China.

         "Legal Proceedings" means any actions, suits, arbitrations, regulatory or other proceedings, litigation, or governmental investigations by or before any court, arbitration or Governmental Entity.

         "Liabilities" with respect to any Person means all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, known or unknown, or whether due or to become due).

         "Loss" means liabilities, losses, costs, claims, damages, penalties, and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

         "Lumei" means Lumei Optoelectronics Corp., a California corporation.

         "Lumei Agreement" means that certain Asset Purchase Agreement entered into concurrently with this Agreement by and among Lumei, Seller, Lyte, and solely as to the transfer of the assets held in their respective names, AXT Tongmei and AXT Xiamen.

         "Lyte" means Lyte Optronics, Inc., a Nevada corporation and wholly-owned subsidiary of Seller.

         Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material changes, conditions or effects related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.

         "Material Adverse Effect" means an adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise), of the Optoelectronics Business or the Transferred Assets, taken individually or as a whole, to Seller or Buyer as applicable, that results in a liability of in excess of $20,000, except to the extent that any such effect primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entities operate (provided that such changes do not affect such entities in a disproportionate manner), or (ii) the announcement or pendency of the Acquisition (including resulting losses, deferrals, delays or cancellations of customer orders). Notwithstanding any other provision of this Agreement, actions taken that are expressly contemplated by this Agreement, and the directly intended effects thereof shall not be deemed to constitute a Material Adverse Effect.

         "Notifying Party" is as defined in Section 8.4

         "Officer's Certificate" is as defined in Section 8.2.

         "Optoelectronics Business" is as defined in the opening recital.

         "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

         "Patent" is as defined in Section 2.1.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Purchase Price" is as defined in Section 2.2.

         "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "RMB" means Renminbi, the sole legal tender of the People's Republic of China.

         "RMB Account" is as defined in Section 2.2(b).

         "Seller" is as defined in the opening paragraph to this Agreement.

         "Seller Indemnified Person" is as defined in Section 8.1(b)(ii).

         "Sellers" means collectively Seller, Lyte, AXT Tongmei and AXT Xiamen.

         "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other Contract.

         "Termination Date" is as defined in Section 7.1(b).

         "Third Party Rights" is as defined in Section 8.1(c).

         "United States Account" is as defined in Section 2.2(b).

                  1.2      Usage.

                           (a)      Interpretation. In this Agreement, unless a
clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(vi) the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;" (vii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (viii) all references to dollars or $ herein will mean United States dollars.

                           (b)      Legal Representation of the Parties. This
Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

                           (c)      English Language Version Prevails. Should
this Agreement, any exhibit or schedule hereto, or any ancillary document, agreement or instrument executed in connection herewith be translated into any language other than the English language, the English language version of such document, agreement or instrument shall prevail and be the official version of such document, agreement or instrument.

         2.       Sale and Transfer of Assets; Closing.

                  2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, the patents and pending patent applications listed on Exhibit A attached hereto and incorporated herein and all associated know how, show how and intellectual property rights therein (the "Patents"). All of such assets listed above are defined as the "Transferred Assets." Seller will deliver to Buyer appropriate assignments, conveyances and other instruments of sale and/or transfer in forms satisfactory to Seller and Buyer in order to convey to Buyer good title to the Transferred Assets. No other assets of any kind are sold or transferred to Buyer by Seller hereunder.

                  2.2      Consideration.

                           (a)      In consideration of the purchase of the
Transferred Assets, Buyer will, at the Closing Date, pay to Seller the sum of Three Million Seven Hundred Fifty Thousand dollars ($3,750,000) (the "Purchase Price").

                           (b)      In order to remit the Purchase Price, on the
Closing Date, Buyer shall cause to be transmitted by wire transfer to Seller, the RMB equivalent of $3,750,000 to the bank account in China identified by Seller (the "RMB Account"). Thereafter, Buyer shall obtain approvals to convert the RMB equivalent of $2 million within four months after the Closing Date, and to convert an additional RMB equivalent of $1,750,000 within four months and two weeks after the Closing Date, as follows. All interest earned on funds deposited into the RMB Account will be for the account of Seller. Within four months after the Closing Date, and upon Seller being notified by Buyer that Buyer has received the approvals required to convert RMB into $2 million, and Seller has received $4 million converted from RMB under the Lumei Agreement, Seller shall transfer the RMB equivalent of $2 million (at the exchange rate in effect as of the Closing Date) from the RMB Account into the bank account in China designated by Buyer. Within two weeks of its receipt, Buyer will cause the conversion of this RMB payment into $2 million and wire transfer the full $2 million into Seller's designated bank account in the United States (the "United States Account"). Within two weeks of Seller receiving the first $2 million payment into the United States Account, Seller shall, upon being notified by Buyer that Buyer has received the approvals required to convert RMB into $2 million, transfer the remaining RMB equivalent of $1,750,000 (at the exchange rate in effect as of the Closing Date) from the RMB Account into the bank account in China designated by Buyer. Within two weeks of its receipt, Buyer will cause the conversion of this second RMB payment into $1,750,000 and wire transfer the full $1,750,000 into the United States Account.

                           (c)      Should either Buyer or Seller fail to obtain
the necessary approvals within four months after the Closing Date to effect the above transfers, or fail to carry out their respective obligations as described above, such defaulting party shall pay to the other party the sum of $30,000 per month for each month, or part thereof, that such party remains in breach of its obligations described above. If the full RMB equivalent of the Purchase Price has not been converted to United States dollars and transferred to the United States Account within one year after the Closing Date, through no fault of Seller, Buyer shall be liable for, and shall pay or reimburse Seller, for the Tax incurred by Seller in China for their use of the RMB up to an aggregate amount of $9,600,000.

                           (d)      Seller shall provide reasonable and good
faith assistance to Buyer in its efforts to convert RMB to United States dollars. Any gains or losses incurred as a result of the currency exchanges resulting from all transfers shall be for the account of, and all gains and Losses incurred as a result thereof be borne by, Buyer or its subsidiary.

                  2.3      Liabilities.

                           (a)      Assumed Liabilities. On the Closing Date,
but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

                                    (i)      any Liability related to or arising
from the ownership or use of the Transferred Assets from and after the Effective time; and

                                    (ii)     all obligations of Buyer under this
Agreement or the Patent Assignment Agreement.

                           (b)      Retained Liabilities. The Retained
Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller, its successors or assigns. "Retained Liabilities" shall mean every Liability of Seller, its successors or assigns, other than the Assumed Liabilities, including, but not limited to:

                                    (i)      except as otherwise provided in
this Agreement or in the Lumei Agreement, any Liability related to or arising as a result of Seller's operation of the Optoelectronics Business, or the operation of the Optoelectronics Business by Seller's subsidiaries or affiliates, or ownership, use or operation of the Transferred Assets prior to the Effective Time;

                                    (ii)     any Liability of Seller, its
subsidiaries, affiliates, successors or assigns for transfer, sales, use or similar Taxes payable by Seller as a result of the transfer of the Transferred Assets to Buyer;

                                    (iii)    all obligations of Seller under
this Agreement or the Patent Assignment Agreement.

         Each party shall be liable for its own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement as set forth in Section 9.1 below.

                  2.4 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Seller's counsel at Gray Cary Ware & Freidenrich LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 commencing at 10:00 a.m. (local time) on September 15, 2003, or as soon as practicable thereafter, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to
Section 7.

                  2.5 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the
Closing:

                           (a)      Seller shall deliver to Buyer:

                                    (i)      assignments of the Patents in the
form of Exhibit B (the "Patent Assignment Agreement"), executed by Seller; and

                                    (ii)     a certificate executed by Seller as
to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.2(b) and as to its compliance with and performance of the covenants and obligations to be performed or complied with by Seller at or before the Closing in accordance with Section 6.2(a).

                           (b)      Buyer shall deliver to Seller:

                                    (i)      The Purchase Price by wire transfer
in accordance with Section 2.2(b) above; and

                                    (ii)     a certificate executed by Buyer as
to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.3(b) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.3(a).

         3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, except as disclosed in a document of even date herewith and delivered by Seller to Buyer on the date hereof referring to the representations and warranties in this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Seller Disclosure Schedule shall qualify only the corresponding subsection in this
Section 3 and any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

                  3.1 Due Incorporation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Optoelectronics Business.

                  3.2      Enforceability; Authority; No Conflict.

                           (a)      Seller has full corporate power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement has been duly and validly approved by the Board of Directors of Seller, and no other actions or proceedings on the part of Seller is necessary to authorize this Agreement and the transactions contemplated hereby. Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (b)      The execution and delivery of this Agreement
by Seller does not, and the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Seller under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Seller, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 3.2, (x) any Laws applicable to Seller or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Seller or any of its assets or properties, or (y) any contract, agreement, or commitment to which Seller is a party or by which Seller or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens, which, as to any of the foregoing, would not reasonably be expected to have a Material Adverse Effect on the Optoelectronics Business or would not result in the inability of Seller to consummate the transactions contemplated by this Agreement.

                           (c)      No consent, approval, order, or notice to or
authorization of, or registration, declaration, or filing with, any Governmental Entity or other third party is required to be made or obtained by Seller (i) in connection with the execution and delivery of this Agreement or (ii) the consummation by Seller of the transactions contemplated hereby, the failure to obtain any of which would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, other than such consents, approvals, orders, notices or authorizations, or registrations, declarations or filings as may be required to effect the provisions of Section 2.2.

                  3.3 Title To Transferred Assets; Encumbrances. Seller is the sole owner of and has full power and authority to transfer all of its right, title and interest to the Transferred Assets. Seller has good title to all of the Transferred Assets, free and clear of all Encumbrances or restrictions on transfer. Seller has not assigned, transferred, licensed or pledged any of the Transferred Assets to any third party, nor entered into any agreement to do so other than this Agreement. At the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer good title and all its right, title and interest, in and to all of the Transferred Assets, free and clear of all Encumbrances.

                  3.4      Litigation.

                           (a)      Except as disclosed in Section 3.4 of the
Seller Disclosure Schedule, there are no claims or Legal Proceedings that are now pending or, to Seller's Knowledge, threatened (in writing) against or affecting Transferred Assets, this Agreement or in connection with the transactions contemplated hereby. Except as disclosed in Section 3.4 of the Seller Disclosure Schedule, Seller is not currently subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other Governmental Entity concerning the Transferred Assets. Seller has not entered into any agreement to settle or compromise any Legal Proceeding pending or threatened against the Transferred Assets, other than pursuant to the Lumei Agreement.

                  3.5      Patents.

                           (a)      All of the issued Patents are currently in
compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, to Seller's Knowledge, none of the issued Patents is infringed by any third party or, to Seller's Knowledge, has been challenged or threatened in any way, and except as disclosed in Section 3.5 of the Seller Disclosure Schedule, to Seller's Knowledge none of the issued Patents infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (b)      No license or royalty agreement included in
the Transferred Assets to which Seller is a party, is in material breach or default by Seller or, to Seller's Knowledge any other party thereto, or the subject of any notice of termination given or, to Seller's Knowledge, threatened. All license, royalty and other fees under each license or royalty agreement regarding the Transferred Assets have been fully and timely paid.

                           (c)      There are no exclusive licenses, exclusive
distributorship agreements, or noncompetition agreements with respect to the use of any Transferred Assets, or any other material restrictions regarding the right of Seller to fully exploit any Transferred Assets anywhere in the world.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, except as disclosed in a document of even date herewith and delivered by Buyer to

Seller on the date hereof referring to the representations and warranties in this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered section of the Buyer Disclosure Schedule shall qualify only the corresponding section in this Section 4, and any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

                  4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  4.2      Enforceability; Authority; No Conflict.

                           (a)      Buyer has full corporate power and authority
to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement has been duly and validly approved by the Board of Directors of Buyer, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Buyer has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (b)      The execution and delivery of this Agreement
by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Buyer under any of the terms, conditions or provisions of (i) the organizational documents of Buyer, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.2, (x) any Laws applicable to Buyer or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Buyer or any of its assets or properties, or (y) any contract, agreement, or commitment to which Buyer is a party or by which Buyer or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens, which, as to any of the foregoing, would not reasonably be expected to have a Material Adverse Effect on its business, or would not result in the inability of Buyer to consummate the transactions contemplated by this Agreement.

                           (c)      No consent, approval, order, or notice to or
authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for such filings, authorization, orders and approvals as may be required of state and local Governmental Entities.

                  4.3 Compliance with Applicable Laws. To Buyer's Knowledge, Buyer is not in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations, which individually and in the aggregate do not have a Material Adverse Effect on its business.

                  4.4 Litigation. There are no claims or Legal Proceedings pending or, to Buyer's Knowledge threatened (in writing) by or against Buyer with respect to this Agreement or in connection with the transactions contemplated hereby.

         5.       Additional Covenants.

                  5.1 Confidentiality. The parties acknowledge that Lumei and Seller have previously executed a Letter of Intent dated August 8, 2003, which includes confidentiality provisions therein (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is incorporated herein by this reference and will continue in full force and effect in accordance with its terms against Seller and against Buyer with Buyer assuming the same obligations thereunder as Lumei, as if Buyer were Lumei.

                  5.2 Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither will issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval will not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASDAQ Stock Market (in which case the disclosing party will, to the extent practicable within the time available to comply therewith, use its reasonable efforts to obtain the consent of the other party prior to such disclosure).

                  5.3 Conveyance Taxes. Both parties will use commercially reasonable efforts to cooperate in good faith with the other party in connection with such other party's preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any property transfer or gains, sales, use, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed. Except as otherwise provided in this Agreement, each party will pay any such Taxes or fees imposed on it by any taxing authority (and any penalties and interest with respect to such Taxes and fees) that become payable in connection with the transactions contemplated by this Agreement.

                  5.4 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (a) transfer or license to any person or entity any rights to the Transferred Assets; (b) sell, lease, license or otherwise dispose of or encumber any of the Transferred Assets; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Transferred Assets.

                  5.5 Subsequent Sale of Transferred Assets by Buyer. Should Buyer, its subsidiaries, affiliates, successors or assigns, or Lumei or any Person designated pursuant to Section 2.12 or 2.13 of the Lumei Agreement, sell, (whether such sale is effected by sale, lease, transfer, or exchange), any of the Patents as described herein and other Transferred Assets identified in
Section 6.6 of the Lumei Agreement, used primarily in order to manufacture VCSEL products, to any third party, other than Lumei or the Persons designated in
Section 2.12 or 2.13 of the Lumei Agreement, within six (6) months following the Closing Date, Buyer shall pay to Seller fifty percent (50%) of the value Buyer receives in connection with such sale. Should the sale of such Patents be to the Person identified by Seller on Schedule 5.5 attached hereto, fifty percent (50%) of the value received by Buyer in connection with such sale shall be paid to Seller regardless of the date that the sale occurs.

                  5.6 Additional Documents and Further Assurances. Each party hereto, at the request and expense of the other party hereto, shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and make effective the other transactions contemplated by this Agreement in accordance with the terms hereof. Each further agrees that it shall, and shall cause each of its affiliates to, from time to time, execute and deliver to the other such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary or otherwise reasonably requested to confirm and assure the rights and obligations of Buyer to the Transferred Assets as provided for in this Agreement, and effectively to vest in Buyer beneficial and record title to the Transferred Assets. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller shall promptly execute and deliver (or shall cause to be executed and delivered) such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request to effect the transfer, conveyance and assignment of the Transferred Assets to Buyer, to assist Buyer in exercising all rights with respect to the Transferred Assets and otherwise to carry out the full purpose and intent of this Agreement, provided, however, that Buyer shall be responsible for any and all incidental or of pocket fees or costs incurred by Seller as a result.

         6.       Conditions to Closing

                  6.1 Conditions to Each Party's Obligation to Consummate the Acquisition. The respective obligations of each party to consummate the Acquisition will be subject to the satisfaction on or prior to the Closing Date of the following conditions, except that, to the extent permitted by applicable law, such conditions may be waived in writing by the joint action of the parties hereto.

                           (a)      No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or any other Governmental Entities, or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition will be and remain in effect, nor will there be any action taken, or any law, statute, rule, regulation, decree or order been enacted, adopted, entered, enforced, or deemed applicable to the Acquisition, which remains in effect and which makes the consummation of the Acquisition illegal.

                           (b)      Legal Proceedings. There will not be pending
any Legal Proceeding by any Governmental Entity or other person: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) Except for the Cree Litigation, relating to the Acquisition and seeking to obtain from Buyer or Seller any damages or other relief that would be material to either Buyer or Seller; (iii) which would materially and adversely affect the right of Buyer to own or use the Transferred Assets; or (iv) seeking to compel Buyer or Seller or any of their controlled affiliates to dispose of or hold separate any material assets.

                  6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the transactions contemplated under the Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Buyer in writing:

                           (a)      Compliance With Agreements and Covenants.
Seller will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with on or prior to the Closing Date.

                           (b)      Representations and Warranties. The
representations and warranties of Seller contained herein (i) will be true and correct in all material respects on and as of the date of this Agreement, and
(ii) will also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which in the aggregate do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                           (c)      Closing Certificate. Buyer will have
received a certificate signed by the Chief Executive Officer, Chief Financial Officer and President of the Optoelectronics Division of Seller, dated the Closing Date, certifying that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

                           (d)      Opinion of Counsel. Seller shall have
delivered the opinion of counsel in the form as is attached hereto as Exhibit C.

                           (e)      Other Closing Documents. Buyer will have
received the executed Patent Assignment Agreement, and such other closing and transfer documents as Buyer will reasonably request to effect and consummate the Acquisition and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Buyer and its counsel.

                  6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition and the transactions contemplated under this Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions except as may be waived by Seller in writing:

                           (a)      Compliance with Agreements and Covenants.
Buyer will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement, to be performed and complied with on or prior to the Closing Date.

                           (b)      Representations and Warranties. The
representations and warranties of Buyer contained herein (i) will be true and correct on and as of the date of this Agreement in all material respects, and
(ii) will also be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which, in the aggregate, do not constitute and are not reasonably expected to result in, a Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                           (c)      Closing Certificate. Seller will have
received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 6.3(a) and 6.3(b) have been satisfied.

                           (d)      Purchase Price. Seller will have received
payment of the Purchase Price in accordance with Section 2.2(b).

                           (e)      Due Diligence. Seller's Representatives
shall have completed to Seller's satisfaction a due diligence review of the Buyer; provided, however, that should Seller agree to the Closing, Seller will be deemed to have determined that this condition has been fully met to its satisfaction or waived by Seller.

                           (f)      Other Closing Documents. Seller will have
received the executed Patent Assignment Agreement, and such other closing and transfer documents as Seller will reasonably request to effect and consummate the Acquisition and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Seller and its counsel..

         7.       Termination, Amendment and Waiver.

                  7.1 Termination. This Agreement may be terminated at any time prior to the Closing by any of the following actions taken or authorized by the Board of Directors of the terminating party or parties:

                           (a)      By mutual written consent of Buyer and
Seller;

                           (b)      By either Buyer or Seller, if the Closing
shall not have occurred on or before September 30, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                           (c)      By either Buyer or Seller, if any
Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable commercial efforts to resist, resolve or lift, as applicable) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable commercial efforts to obtain); provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to use their reasonable commercial efforts has been the cause of such action or inaction;

                           (d)      By Buyer if (i) any of Seller's
representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(b) would not be satisfied or (ii) any of Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of Seller arising as of a date subsequent to this Agreement is curable by Seller by the Termination Date and Seller is continuing to exercise all reasonable efforts to cure such inaccuracy, then Buyer may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy; or

                           (e)      By Seller if (i) any of Buyer's
representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(b) would not be satisfied or (ii) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of Buyer arising as of a date subsequent to this Agreement is curable by Buyer by the Termination Date and Buyer is continuing to exercise all reasonable efforts to cure such inaccuracy, then Seller may not terminate this Agreement under this Section 7.1(e) on account of such inaccuracy.

         In the event of termination of this Agreement and abandonment of the Acquisition pursuant to this Section 7, no party hereto (or any of its directors or officers) will have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                  7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  7.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                  7.4 Notice of Termination. Any party wishing to terminate this Agreement under Section 7.1 will deliver written notice to the other party, setting forth the paragraph under Section 7.1 pursuant to which the Agreement is being terminated and, unless obvious from the nature of the termination clause, a description of the facts and circumstances forming the basis for such termination; provided, that any failure to provide such additional details will not affect the validity of the termination. Any such termination notice will be delivered in accordance with Section 9.2 of this Agreement.

         8.       Indemnification and Escrow.

                  8.1      Indemnification.

                           (a)      All representations and warranties made by
Seller or Buyer herein shall survive the Closing and continue in full force and effect until the date that is the one year anniversary of the Closing Date. Neither Seller nor Buyer has made any representations or warranties to the other, other than as set forth herein.

                           (b)      Subject to the limitations set forth in this
Section 8,

                                    (i)      Seller will indemnify and hold
harmless Buyer and its subsidiaries, officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against any and all Losses, costs, diminution of value, damages, liabilities and expenses and from any and all claims, demands, actions and causes of action, including reasonable legal fees (collectively, "Damages"), arising out of (A) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement or in any exhibit or schedule to this Agreement, and (B) the Retained Liabilities.

                                    (ii)     Buyer will indemnify and hold
harmless Seller and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Seller within the meaning of the Securities Act (hereinafter referred to individually as a "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against any and all Damages arising out of (A) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement or in any exhibit or schedule to this Agreement, and (B) the Assumed Liabilities.

                                    (iii)    In the absence of fraud or
intentional misrepresentation, and except as otherwise provided in this Agreement, indemnification pursuant to the provisions of this Section 8 shall be the sole and exclusive remedy of Seller, Buyer and the other Indemnified Parties for any breach of any representation, warranty or covenant contained in this

Agreement. The maximum liability of either party to the other for any breach of the representations and warranties set forth herein is limited to the sum of $1,000,000; provided, however, that in no event shall the liability of Sellers to Buyer, Lumei, or any Buyer Indemnified Person (as defined in this Agreement and in the Lumei Agreement), individually or collectively, for any breach of the representations and warranties set forth in this Agreement and in the Lumei Agreement, exceed in the aggregate of $1,000,000. Buyer shall first exhaust all remedies for Damages hereunder against the Escrow Fund. Unless otherwise limited by a provision of this Agreement, any other liability of Sellers or Buyer to the other party arising in connection with this Agreement shall be limited to the sum of $9,600,000; provided, however, that in no event shall the liability of Seller to Buyer, Lumei, or any Buyer Indemnified Person (as defined in this Agreement and in the Lumei Agreement), individually or collectively, pursuant to this Agreement or to the Lumei Agreement, exceed in the aggregate the sum of $9,600,000. Furthermore, in no event shall the liability of Buyer or Lumei, individually or collectively, pursuant to this Agreement or to the Lumei Agreement, to Sellers or any Seller Indemnified Person (as defined in this Agreement and in the Lumei Agreement), exceed in the aggregate the sum of $9,600,000.

                                    (iv)     Any breach of or default under this
Agreement by Buyer or Seller shall also be and cause a breach of or default by such party under the Lumei Agreement. Any breach of or default under the Lumei Agreement by Lumei or by Sellers shall also be and cause a breach of or default under this Agreement.

                           (c)      General provisions regarding indemnification
rights:

                                    (i)      A party entitled to indemnification
hereunder will take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages that are indemnifiable hereunder.

                                    (ii)     No party will be entitled to
indemnification to the extent any Tax or other benefits result from, or which may be claimed as a result of the facts and circumstances related to, any indemnifiable claim.

                                    (iii)    If any Damages are covered by
insurance or subject to other third party recoveries (collectively, "Third Party Rights"), Buyer and AXT will use reasonable commercial efforts to recover the amount of coverage or claim from the insurer or such third party, which recovery (after deduction for costs of collection) will reduce any related Damages hereunder. Each of Buyer and Seller agrees to assign all third party rights to the other and to appoint the other as its limited agent and attorney-in-fact for seeking such recovery to the extent that such party fails to recover. Each party also agrees to cooperate with the other in connection therewith. Such appointment as limited agent and attorney-in-fact is coupled with an interest and is irrevocable.

                                    (iv)     To the extent that an indemnifying
party discharges any claim for indemnification hereunder, the indemnifying party will be subrogated to all rights of the indemnified party against third parties.

                  8.2 Claims. Upon receipt by Seller or Buyer of a certificate signed by any officer of the other party (an "Officer's Certificate") stating that with respect to the indemnification obligations of such party set forth in Section 8.1(a)(i) or (ii), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount or estimated amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Seller or Buyer will, as the case may be and subject to the provisions of this Section 8, pay to the other, as promptly as practicable, an amount in cash in value equal to such Damages.

                  8.3      ARBITRATION OF DISPUTES.

                           (a)      Within 30 days of receipt by Buyer or
Seller, as the case may be, of an Officer's Certificate, Buyer or Seller, as the case may be, may object in writing to any claim or claims by Buyer or Seller, as the case may be, made in any Officer's Certificate. Buyer or Seller, as the case may be, will have thirty days to respond in a written statement to the objection of the other party. If after such 30 day per period there remains a dispute as to any claims, then Buyer and Seller will attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. To the extent no agreement can be reached after good faith negotiation between the parties, either Seller or Buyer may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation or dispute with a third party, in which event arbitration with respect to the specific portion of the claim at issue in the pending litigation or dispute shall not be commenced until such amount is ascertained or Seller and Buyer agree to arbitration; and in either such event the matter will be settled by arbitration conducted by one arbitrator. Seller and Buyer will agree on the arbitrator, provided that if Seller and Buyer cannot agree on such arbitrator, either Seller or Buyer can request that JAMS select the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent jurisdiction in law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be written, will be in accordance with applicable law and with this Agreement, and will be supported by written findings of fact and conclusion of law, which will set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in an Officer's Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8, the parties will be entitled to act in accordance with such decision.

                           (b)      Judgment upon any award rendered by the
arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Alameda County or Los Angeles, California, as may be mutually agreed by the parties, under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party shall be as determined by the arbitrator. The non-prevailing party to an arbitration will pay the fees of the arbitrator and any administrative fee of JAMS, and the reasonable attorneys fees, costs of suit and disbursements of the other party.

         NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Buyer's Initials___________         Seller's Initials___________

                  8.4 Third-Party Claims. As used herein, an "Indemnified Party" will refer to a Buyer Indemnified Party, or a Seller Indemnified Party, as applicable, the "Notifying Party" will refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" will refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, or is the recipient of any order or directive in connection with any Environmental Laws, instituted by or received from any third party for the liability or the costs or expenses of which are Damages, the Notifying Party will give the Indemnifying Party prompt notice thereof. The failure to give such notice will not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a claim. The Indemnifying Party will be entitled to contest and defend such claim; provided, that the Indemnifying Party
(i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such claim. Notice of the intention to so contest and defend will be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such claim (but, in all events, at least five (5) business days prior to the date that an answer to such claim is due to be filed). Such contest and defense will be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party will be entitled at any time, at its own cost and expense (which expense will not constitute Damages unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a claim seeks equitable relief or (ii) if the subject matter of a claim relates to the ongoing business of any of the Indemnified Parties, which claim, if decided against any of the Indemnified Parties, would have a Material Adverse Effect on the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone will be entitled to contest, defend and settle such claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such claim, the Indemnifying Party will then have the right to contest and defend (but not settle) such claim.

         9.       General Provisions.

                  9.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Acquisitions, including all fees and expense of its Representatives; provided, however, that in any suit properly brought pursuant to the terms of Section 9.3 below, upon final determination in such proceeding, the prevailing party as determined by a court of law shall be entitled to reasonable attorneys fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded by the court.

                  9.2 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

                         (a)      if to Seller, to:

                         AXT, Inc.
                         4281 Technology Drive
                         Fremont, California 94538
                         Attention: Donald L. Tatzin
                         Fax: (510) 438-4793
                         Tel: (510) 683-5900

                         with a copy to:
                         Gray Cary Ware & Freidenrich LLP
                         2000 University Circle
                         East Palo Alto, California 94303-2248
                         Attention: Sally J. Rau, Esq.
                         Fax: (650) 833-2001
                         Tel: (650) 833-2000

                         (a)      if to Buyer, to:

                         Dalian Luming Science and Technology Group Co., Ltd. 10 Houju Road
                         Qixianling Industrial Base High-tech Zone
                         Dalian, P. R. China 116025
                         Attention: Mr. Zhiguo XiaoFax: (  )
                         Tel: (86) 411-4791492

                         with a copy to:
                         The Corporate Law Group
                         Waterfront Plaza, Suite 120
                         500 Airport Boulevard
                         Burlingame, California 94010
                         Attention: Paul D. Marotta, Esq. or Jennifer Chen, Esq.
                         Fax: (650) 227-8001
                         Tel: (650) 227-8000

                  9.3 Jurisdiction; Service of Process. Except for claims subject to arbitration as provided in Section 8.3 above, any Proceeding arising out of or relating to this Agreement or any Acquisition may be brought in the courts of the State of California, County of Alameda or of Los Angeles as the parties may mutually agree, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California or the Southern District of California, as the case may be, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Acquisition in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

                  9.4 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  9.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Seller Disclosure Schedule, Buyer Disclosure Schedule and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

                  9.6 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.6.

                  9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  9.8 Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement.

                  9.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  9.10 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

                  9.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:                                                   Seller:
DALIAN LUMING SCIENCE AND TECHNOLOGY GROUP               AXT, INC., a Delaware corporation
CO., LTD., a corporation organized under
the laws of the People's Republic of China

By: /s/ Zhiguo Xiao                                      By: /s/ Morris S. Young
    --------------------------------------                   -----------------------------------
    Zhiguo Xiao                                              Morris S. Young
    Chairman and Chief Executive Officer                     Chairman and Chief Executive Officer

By: /s/ Chuanxin Xu                                      By: /s/ Donald L. Tatzin
    --------------------------------------                   -----------------------------------
    Chuanxin Xu                                              Donald L. Tatzin
    Chief Financial Officer                                  Chief Financial Officer

                            ASSET PURCHASE AGREEMENT

                                  by and among

                          LUMEI OPTOELECTRONICS CORP.,

                                    AXT, INC.

                              LYTE OPTRONICS, INC.

                         Beijing Tongmei Xtal Technology

                                       and

                     XIAMEN ADVANCED SEMICONDUCTOR CO., LTD.

                             Dated September 4, 2003

                                TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
1.       Definitions and Usage........................................................................     1
         1.1      Definitions.........................................................................     1
         1.2      Usage...............................................................................     7

2.       Sale and Transfer of Assets; Closing.........................................................     8
         2.1      Purchase and Sale of Assets.........................................................     8
         2.2      Transfer of Assumed Contracts.......................................................     9
         2.3      Excluded Assets.....................................................................     9
         2.4      License to Use Trademarks...........................................................    10
         2.5      Sale and Lease of Real Property.....................................................    11
         2.6      Consideration.......................................................................    12
         2.7      Liabilities.........................................................................    14
         2.8      Sale of Inventory...................................................................    16
         2.9      Allocation..........................................................................    16
         2.10     Closing.............................................................................    16
         2.11     Closing Obligations.................................................................    17
         2.12     License of MOCVD Equipment..........................................................    18
         2.13     China Equipment.....................................................................    19
         2.14     Grant of Security Interest..........................................................    19

3.       Representations and Warranties of Sellers....................................................    20
         3.1      Due Incorporation...................................................................    20
         3.2      Enforceability; Authority; No Conflict..............................................    20
         3.3      Sufficiency Of Transferred Assets...................................................    21
         3.4      Title To Transferred Assets; Encumbrances...........................................    21
         3.5      Condition Of Real Properties........................................................    22
         3.6      Inventories.........................................................................    22
         3.7      Environmental, Health and Safety Matters............................................    23
         3.8      Litigation..........................................................................    24
         3.9      Employees...........................................................................    25
         3.10     Labor Disputes; Compliance..........................................................    25
         3.11     Intellectual Property Assets........................................................    25
         3.12     Permits and/or Approvals............................................................    27
         3.13     Insurance...........................................................................    27
         3.14     Assumed Contracts...................................................................    28

4.       Representations and Warranties of Buyer......................................................    28
         4.1      Due Incorporation...................................................................    28
         4.2      Enforceability; Authority; No Conflict..............................................    28
         4.3      Compliance with Applicable Laws.....................................................    29
         4.4      Litigation..........................................................................    29

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                          Page
                                                                                                          ----
5.       Covenants Prior to Closing...................................................................    29
         5.1      Access and Investigation............................................................    29
         5.2      Operation of the Optoelectronics Business...........................................    29
         5.3      Negative Covenant...................................................................    30
         5.4      No Negotiation......................................................................    30
         5.5      Inventory of Exhibit A-1 Assets.....................................................    30

6.       Additional Covenants.........................................................................    31
         6.1      Employees and Employee Benefits.....................................................    31
         6.2      Confidentiality.....................................................................    31
         6.3      Public Disclosure...................................................................    31
         6.4      Conveyance Taxes....................................................................    31
         6.5      Fees and Costs for Cree Litigation..................................................    32
         6.6      Subsequent Sale of Transferred Assets by Buyer......................................    34
         6.7      Reimbursement of Operating Expenses.................................................    34
         6.8      Removal of Encumbrances.............................................................    36
         6.9      Real Property Taxes and Other Expenses..............................................    36
         6.10     Payments Under Open Purchase or Sales Orders........................................    36
         6.11     Additional Documents and Further Assurances.........................................    37
         6.12     Mutual Covenant Not to Compete and Not to Solicit...................................    37
         6.13     Construction at Telstar Facility....................................................    39
         6.14     Release of Encumbrances on Telstar Facility.........................................    39

7.       Conditions to Closing........................................................................    39
         7.1      Conditions to Each Party's Obligation to Consummate the Acquisition.................    39
         7.2      Conditions to Obligations of Buyer..................................................    40
         7.3      Conditions to Obligations of Sellers................................................    41

8.       Termination, Amendment and Waiver............................................................    41
         8.1      Termination.........................................................................    41
         8.2      Amendment...........................................................................    43
         8.3      Extension; Waiver...................................................................    43
         8.4      Notice of Termination...............................................................    43

9.       Indemnification and Escrow...................................................................    43
         9.1      Indemnification.....................................................................    43
         9.2      Escrow Fund.........................................................................    45
         9.3      Claims..............................................................................    45
         9.4      ARBITRATION OF DISPUTES.............................................................    45
         9.5      Third-Party Claims..................................................................    46

10.      General Provisions...........................................................................    47
         10.1     Expenses............................................................................    47

                                                                                                 Page
                                                                                                 ----
10.2     Notices.............................................................................    47
10.3     Jurisdiction; Service of Process....................................................    48
10.4     Waiver; Remedies Cumulative.........................................................    49
10.5     Entire Agreement and Modification...................................................    49
10.6     Assignments, Successors and No Third-Party Rights...................................    49
10.7     Severability........................................................................    49
10.8     Construction........................................................................    50
10.9     Time of Essence.....................................................................    50
10.10    Governing Law.......................................................................    50
10.11    Execution of Agreement..............................................................    50

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1            List of Transferred Assets

Exhibit A-2            Description of Patents Included in Transferred Assets

Exhibit B              List of Assumed Contracts

Exhibit C              Trademark License Agreement

Exhibit D              Grant Deed

Exhibit E              Form of Bill of Sale

Exhibit F              Form of Assignment and Assumption Agreement

Exhibit G              Form of Patent Assignment Agreement

Exhibit H              Form of Escrow Agreement

I-1 and I-2            Forms of Buyer's and Sellers' Counsel Opinions

Exhibit J              The LED Equipment

Schedule 2.9           Allocation

Schedule 2.12          MOCVD Equipment

Schedule 6.6           Identified Person

Schedule 6.8           Encumbrances to be Released

Schedule 6.12          Identified Employees

Seller Disclosure Schedule

Buyer Disclosure Schedule

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is dated September 4, 2003, by and among Lumei Optoelectronics Corp., a California corporation ("Buyer"), AXT, Inc., a Delaware corporation ("AXT"), and Lyte Optronics, Inc., a Nevada corporation and wholly-owned subsidiary of AXT ("Lyte"), and solely as to the transfer of the Transferred Assets held in their respective names, Beijing Tongmei Xtal Technology, Ltd., a corporation organized under the laws of the People's Republic of China ("AXT Tongmei") and Xiamen Advanced Semiconductor Co., Ltd., a corporation organized under the laws of the People's Republic of China ("AXT Xiamen" and, where applicable, together with AXT, Lyte and AXT Tongmei, the "Sellers").

                                    RECITALS

         WHEREAS, Sellers wish to sell certain assets used by Sellers in the development and production of light-emitting diodes ("LED") products, Fabry Perot laser diodes ("LD") products, and high-speed vertical cavity surface-emitting lasers ("VCSEL") products (the "Optoelectronics Business");

         WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, their respective interests in the Transferred Assets (as defined herein) for the purchase price and subject to the terms and conditions hereinafter set forth; and

         WHEREAS, concurrently with the execution of this Agreement, AXT has entered into an agreement (the "Luming Agreement") with Dalian Luming Science and Technology Group, Co., Ltd. ("Luming") for the transfer and sale of certain patents used in the Optoelectronics Business.

         NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Sellers hereby agree as follows:

         1.       Definitions and Usage.

         1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this
Section 1.1:

         "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

         "Acquisition" means all of the transactions contemplated by this Agreement.

         "Assignment and Assumption Agreement" is as defined in Section 2.11(a)(ii).

         "Assumed Contracts" is as defined in Section 2.2.

         "Assumed Liabilities" is as defined in Section 2.7(a).

         "AXT" is as defined in the opening paragraph.

         "AXT Tongmei" is as defined in the opening paragraph to this Agreement.

         "AXT Xiamen" is as defined in the recitals to this Agreement.

         "Bill of Sale" is as defined in Section 2.11(a)(i).

         "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in California are permitted or required to be closed.

         "Buyer" is as defined in the first paragraph of this Agreement.

         "Buyer Disclosure Schedule" is as defined in Section 4.

         "Buyer Indemnified Persons" is as defined in Section 9.1(b)(i).

         "Certification of Transferred Assets" is as defined in Section 5.5.

         "China Equipment" is as defined in Section 2.12(b).

         "Closing" is as defined in Section 2.10.

         "Closing Date" means the date on which the Closing actually takes place.

         "Code" means the Internal Revenue Code of 1986.

         "Contract" means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Copyrights" is as defined in Section 3.11(a)(ii).

         "Cree Litigation" is as defined in Section 6.5.

         "Cree Reimbursement Obligation" is defined in Section 6.5(d).

         "Damages" is as defined in Section 9.1(b).

         "Effective Time" means the effective time of the Closing, which will be midnight California time on the Closing Date.

         "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Claim" means any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, containment measures, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties (collectively "Environmental Costs")) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased, or managed by AXT; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence or Release of any Hazardous Materials.

         "Environmental Laws" mean all applicable federal, state, local, and foreign laws, rules, regulations, and requirements of common law relating to public health and safety and worker health and safety, pollution, or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface air, or subsurface strata), as it relates to Hazardous Materials, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

         "Environmental Permits" is as defined in Section 3.7(b).

         "Escrow Agent" is as defined in Section 9.2.

         "Escrow Agreement" is as defined in Section 2.11(a)(vi).

         "Escrow Fund" is as defined in Section 2.6(a).

         "Escrow Termination" is as defined in Section 9.2.

         "Excluded Assets" is as defined in Section 2.3.

         "GAAP" means generally accepted accounting principles for financial reporting in the United States.

         "Governmental Entity" means any foreign or United States federal, state, local, county, city, or provincial court, administrative agency or commission, or other governmental entity or instrumentality (including a stock exchange or other self-regulatory body).

         "Grant Deed" is as defined in Section 2.5.

         "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; (b) any chemicals, materials, or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; (c) any other chemical, material, substance, or waste, which is regulated under any Environmental Law in a jurisdiction in which AXT operates; and (d) any buildings or parts thereof, technical installations or warfare agents buried in the ground.

         "Improvements" means all buildings, structures, fixtures and improvements located on the Telstar Facility or included in the Transferred Assets, including those under construction.

         "Indemnified Party" is as defined in Section 9.5.

         "Indemnifying Party" is as defined in Section 9.5.

         "Intellectual Property Assets" is as defined in Section 3.11(a).

         "Inventories" means all inventories of Sellers, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods sold by Sellers in the Optoelectronics Business.

         "Knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors, and other employees of such party reasonably believed to have knowledge of such matters.

         "Laws" means all applicable United States federal, state, provincial and local laws, ordinances, rules, statutes, regulations, all Orders or awards, and all applicable laws of the People's Republic of China.

         "Legal Proceedings" means any actions, suits, arbitrations, regulatory or other proceedings, litigation, or governmental investigations by or before any court, arbitration or Governmental Entity.

         "Liabilities" with respect to any Person means all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, known or unknown, or whether due or to become due).

         "Licensed Intellectual Property" is as defined in Section 3.11(d).

         "Loss" means liabilities, losses, costs, claims, damages, penalties, and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

         "Luming" is as defined in the recitals to this Agreement.

         "Luming Agreement" is as defined in the recitals to this Agreement.

         "Lyte" is as defined in the opening paragraph.

         Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material changes, conditions or effects related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.

         "Material Adverse Effect" means an adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise), of the Optoelectronics Business or the Transferred Assets, taken individually or as a whole, to Sellers or Buyer as applicable, that results in a liability of in excess of $20,000, except to the extent that any such effect primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entities operate (provided that such changes do not affect such entities in a disproportionate manner), or (ii) the announcement or pendency of the Acquisition (including resulting losses, deferrals, delays or cancellations of customer orders). Notwithstanding any other provision of this Agreement, actions taken that are expressly contemplated by this Agreement, and the directly intended effects thereof shall not be deemed to constitute a Material Adverse Effect.

         "MOCVD Equipment" is as defined in Section 2.12.

         "Monterey Park Facility" is as defined in Section 2.5(b).

         "Monterey Park Lease" is as defined in Section 2.5(b).

         "Name" is as defined in Section 2.4.

         "Notifying Party" is as defined in Section 9.5

         "Officer's Certificate" is as defined in Section 9.3.

         "Optoelectronics Business" is as defined in the opening recital.

         "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

         "Patent" is as defined in Section 2.1.

         "Permits and/or Approvals" means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Entity.

         "Permitted Encumbrances" means liens for Taxes not yet due and payable, and with respect to the Telstar Facility, items 1-9, 15 and 17 on the Chicago Title Company Preliminary Report No. 31058048 dated August 22, 2003.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Property Expenses" is as defined in Section 6.9.

         "Purchase Price" is as defined in Section 2.3.

         "Real Property Taxes" is as defined in Section 6.9.

         "Reimbursed Construction Costs" is as defined in Section 6.13.

         "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

         "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "RMB" means Renminbi, the sole legal tender of the People's Republic of China.

         "RMB Account" is as defined in Section 2.6(b).

         "Second Quarter" is as defined in Section 3.3.

         "Secured Assets" has the meaning set forth in Section 2.14.

         "Sellers" is as defined in the first paragraph of this Agreement.

         "Seller Indemnified Person" is as defined in Section 9.1(b)(ii).

         "Shared Legal Fees" is as defined in Section 6.5(a).

         "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other Contract.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

         "Telstar Facility" means that building and facilities located at 9650 Telstar Avenue, El Monte, California 91731.

         "Termination Date" is as defined in Section 8.1(b).

         "Third Party Rights" is as defined in Section 9.1(c).

         "Title Company" is as defined in Section 2.5(a).

         "Title Report" is as defined in Section 2.5(a).

         "Tongmei Facility" is as defined in Section 2.5(d).

         "Tongmei Lease" is as defined in Section 2.5(d).

         "United States Account" is as defined in Section 2.6(b).

         "WARN Act" is as defined in Section 3.9(a).

         "Xiamen Facility" is as defined in Section 2.5(d).

                  1.2      Usage.

                           (a)      Interpretation. In this Agreement, unless a
clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(vi) the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;" (vii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (viii) all references to dollars or $ herein will mean United States dollars.

                           (b)      Legal Representation of the Parties. This
Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

                           (c)      English Language Version Prevails. Should
this Agreement, any exhibit or schedule hereto, or any ancillary document, agreement or instrument executed in connection herewith be translated into any language other than the English language, the English language version of such document, agreement or instrument shall prevail and be the official version of such document, agreement or instrument.

         2.       Sale and Transfer of Assets; Closing.

                  2.1      Purchase and Sale of Assets.

                           (a)      Upon the terms and subject to the conditions
set forth in this Agreement, at the Closing, but effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, (i) all of the Sellers' respective right, title and interest in and to all of those assets owned by each of them and listed on Exhibit A-1 attached hereto and incorporated herein; (ii) the patents and pending patent applications listed on Exhibit A-2 attached hereto and incorporated herein and all associated know how, show how and any intellectual property rights thereto (the "Patents"); (iii) the Intellectual Property Assets (as defined below), used by Sellers in the Optoelectronics Business (provided, that to the extent that any of such Intellectual Property Assets comprising know-how, technical information, data, or process technology are also used by Sellers in the manufacture of substrates in its existing substrate business, Sellers will retain the right to use itself, but not to sell, transfer, assign, license or disclose to any third party, such Intellectual Property Assets); (iv) a complete, current, historical and prospective list of the customers of the Optoelectronics Business, including identification of designated sales people of Sellers responsible for such customers, customer contact information, and to the extent existing in Sellers records, order, shipment and payment history and such other information that AXT has that it reasonably believes will help Buyer, its subsidiaries, affiliates, successors or assigns retain or gain such customers; (v) Inventory equal to at least $1,500,000, net of reserves, of the LD, LED and VCSEL products on hand at Sellers' facilities as of August 7, 2003, less any Inventory sold pursuant to the terms of Section 2.8 below, comprising all raw material, semi-finished goods and finished goods of the LED and VCSEL products; (vi) the Telstar Facility; and
(vii) all such records, files and documents relating to the Transferred Assets, other than financial books or records, employee records, records relating to the Excluded Assets, and any records required to be retained by AXT by Law. All of such assets listed in subsections (i) through (vii) above are defined as the "Transferred Assets."

                           (b)      Sellers will deliver possession or control
of the Transferred Assets to Buyer or Buyer's designee upon or promptly following the Effective Time at the locations at

Sellers' premises at which such Transferred Assets are currently located, and will further deliver to Buyer appropriate assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms satisfactory to AXT and Buyer in order to convey to Buyer good title to the Transferred Assets.

                           (c)      In the event that any assets held by Sellers
or their subsidiaries or affiliates following the Effective Time are within the definition of Transferred Assets, and have been part of or previously used in connection with the Optoelectronics Business by Sellers or their subsidiaries or affiliates, other than such assets as are sold or transferred to Luming pursuant to the Luming Agreement, Sellers shall, or shall cause such subsidiaries or affiliates to, promptly assign, transfer, convey and deliver such assets (or cause such assets to be assigned, transferred, conveyed and delivered) to Buyer, or any Person designated by Buyer. Subject to the limitations set forth in
Section 2.1(iii) above and to the terms of Sections 2.12 and 2.13 below relating to the MOCVD Equipment and China Equipment referenced therein (provided that Sellers shall not use, and shall cause their subsidiaries, affiliates, Representatives, successors or assigns not to use, the MOCVD Equipment or the China Equipment in the operation of their ongoing business), Sellers shall not use any of the Transferred Assets after the Effective Time, and shall cause their subsidiaries, affiliates, Representatives, successors and assigns not to use any of such Transferred Assets.

                  2.2 Transfer of Assumed Contracts. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Sellers shall assign to Buyer, and Buyer shall assume from Sellers, all of Sellers' respective rights and obligations under the contracts listed on Exhibit B attached hereto and incorporated herein (the "Assumed Contracts"). Except as specifically set forth to the contrary herein, subject to and upon the terms and conditions of this Agreement, effective as of the Effective Time, Buyer shall assume from Sellers and thereafter pay, perform and/or otherwise discharge in accordance with the terms of such Assumed Contracts all liabilities and obligations relating to and arising out of the Assumed Contracts insofar as (and solely to the extent that) such performance, payment or other obligations mature, become due or are to be performed after (but not before) the Effective Time.

                  2.3 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Assets and shall remain the property of Sellers after the Closing:

                           (a)      except for the right to use the facility as
described in Section 2.5(b) or (c), below, any right, title or interest in or to the buildings and facilities, or to the structures, fixtures and improvements thereon or therein, located at the Monterey Park Facility, or Tongmei Facility or any other real property occupied by Sellers or any of their affiliates other than the Telstar Facility;

                           (b)      all Accounts Receivable, cash, cash
equivalents and short-term investments and the accounts in which these assets are held;

                           (c)      all minute books, stock records, corporate
seals, employee records and financial records (other than fixed asset records, customer lists and data relating to inventory, which shall be part of the Transferred Assets, but which Sellers shall be entitled to retain copies of for the purposes of preparing or filing any reports, financial statements or other required documents with any Governmental Entity or required in order to fulfill their obligations hereunder or as to the Retained Liabilities);

                           (d)      those rights relating to deposits and
prepaid expenses and claims for refunds and rights to offset in respect thereof;

                           (e)      all insurance policies and rights
thereunder;

                           (f)      any Contracts not listed on Exhibit B
hereto;

                           (g)      except for the license as provided in
Section 2.4 below, all trademarks, trade names, and service marks of Sellers;

                           (h)      all assets related to Sellers' prior
consumer products division and all assets used by Sellers in transactions with Finisar Corporation, or licensed, leased or otherwise provided to Finisar Corporation, other than the portion of the Telstar Facility and associated tenant improvements previously leased by Sellers to Finisar Corporation;

                           (i)      all personnel records and other records that
Sellers are required by law to retain in its possession;

                           (j)      all claims for refund of Taxes and other
governmental charges of whatever nature;

                           (k)      all applications for and the resulting
Environmental Permits, environmental monitoring data and reports, business licenses and operating permits, employee training programs and training records, and similar information related to public health and safety and worker health and safety;

                           (l)      all rights in connection with and assets of
any employee benefit plans maintained by Sellers; and

                           (m)      all rights of Sellers under this Agreement,
the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement, the Grant Deed, the Trademark License Agreement, the Monterey Park Lease, the Tongmei Lease, and the Escrow Agreement.

                  2.4 License to Use Trademarks. AXT hereby grants to Buyer a non-exclusive, royalty-free, fully paid up, non-transferable and worldwide license to use (without any right to sublicense) the name "AXT" (the "Name") in connection with the sale of LDs, LEDs and VCSELs after the Closing Date, for a period of twelve (12) months, pursuant to and in accordance with the terms of a license agreement in the form of Exhibit C attached hereto (the "Trademark License Agreement"). Buyer acknowledges that, except for the license granted to Buyer pursuant to the terms and conditions of the Trademark License Agreement, all right, title, and interest in and to the Name shall remain with Sellers. During the term of this Agreement and of the Trademark License Agreement, Buyer will not contest Sellers' exclusive right, title and interest in and to, or the validity of, the Name. In addition, Buyer will not in any manner represent that it has any interest in the Name, except for the limited license provided herein. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever.

                  2.5      Sale and Lease of Real Property.

                           (a)      Sellers shall sell to Buyer the Telstar
Facility pursuant to a recordable grant deed (the "Grant Deed"), in the form of Exhibit D attached hereto. Sellers have provided Buyer with (i) a title report for the Telstar Facility (the "Title Report") prepared by Chicago Title Company (the "Title Company") and (b) copies of documents referenced in the exceptions set forth in the Title Report, and Buyer hereby approves of all Permitted Encumbrances shown therein. Transfer taxes shall be borne and paid by Sellers, the costs of any title insurance premium shall be borne and paid by Buyer, and escrow fees and any other closing costs shall be allocated between Buyer and Sellers in accordance with the custom of the county in which the Telstar Facility is located. Buyer and Seller will each deposit the funds necessary to close the escrow for such sale.

                           (b)      AXT will grant Buyer the exclusive use of
the building and facilities located at 2019 Saturn Street, Monterey Park, CA 91754 (the "Monterey Park Facility") for a period of up to eight (8) months after the Closing Date pursuant to the terms of the real estate lease to be agreed between Buyer and AXT (the "Monterey Park Lease"). Buyer shall comply with all Laws, including all Environmental Laws, solely applicable to its occupancy or use of the Monterey Park Facility during the term of the Monterey Park Lease, and shall indemnify, defend and hold AXT harmless for any Losses or Damages that AXT may incur as a result of Buyer's occupancy or use of the Monterey Park Facility during the term of the Monterey Park Lease. AXT shall comply with all Laws, including all Environmental Laws, applicable to its ownership of the Monterey Park Facility, and shall indemnify, defend and hold Buyer harmless for any Losses or Damages that Buyer may incur as a result of AXT's ownership of the Monterey Park Facility. Buyer shall not pay Base Rent to AXT under the Monterey Park Lease, but shall pay Additional Rent and any other charges (if any) that are set forth in the Monterey Park Lease, during the eight-month period of this lease. Buyer may terminate the Monterey Park Lease on thirty (30) days' prior written notice to AXT. In addition, so long as Buyer is occupying the Monterey Park Facility, AXT shall maintain property and casualty insurance covering the ownership of the Monterey Park Facility, Buyer shall maintain property and casualty insurance covering its personal property at and its operations conducted at the Monterey Park Facility, and each party shall name the other party as an additional insured under its respective insurance policy. AXT may, upon prior notice to and consent of Buyer as to the time of each visit, such consent not to be unreasonably withheld, conduct clean up work in the Monterey Park Facility during the term of the Monterey Park Lease so long as and to the extent that such work does not interfere with the normal activities of Buyer at the Monterey Park Facility or materially increase the operating costs of the Monterey Park Facility to Buyer.

                           (c)      Sellers shall also grant Buyer or its
designated subsidiary the exclusive use of that portion of the building and facilities located at Tongmei, China that was used by Sellers or a subsidiary or affiliate of Sellers for the operation of the Optoelectronics Business (the "Tongmei Facility") for up to twelve (12) months after the Closing Date, at a charge of $900 per month, pursuant to the terms of a real estate lease to be agreed between Buyer and AXT (the "Tongmei Lease"). Buyer may terminate the Tongmei Lease at any time upon thirty (30) days' prior written notice. Buyer and the designated subsidiary occupying the Tongmei Facility shall comply with all Laws, including all Environmental Laws, applicable to its occupancy or use of the Tongmei Facility, and shall indemnify, defend and hold Sellers and any Seller Indemnified Person (as defined in Section 9.1(b)(ii) below) harmless for any Losses or Damages that Sellers or such Seller Indemnified Person may incur as a result of Buyer's or such subsidiary's occupancy or use of the Tongmei Facility. Sellers shall comply with all Laws, including all Environmental Laws, applicable to its ownership of the Tongmei Facility, and shall indemnify, defend and hold Buyer or any Buyer Indemnified Person (as defined in Section 9.1(b)(i) below) harmless for any Losses or Damages that Buyer or such Buyer Indemnified Person may incur as a result of Sellers' ownership of the Tongmei Facility. In addition, so long as Buyer or its designated subsidiary is occupying the Tongmei Facility, Sellers shall maintain property and casualty insurance covering its ownership of the Tongmei Facility, and Buyer or such designated subsidiary shall maintain property and casualty insurance covering its personal property at and its operations conducted at the Tongmei Facility, if and to the extent that such insurance coverage is available in China. Should a claim for damages arise at the Tongmei Facility that is covered by one party's insurance, such party shall collect the proceeds paid under the insurance policy and reimburse the other party its proportionate amount of the total damages incurred and paid.

                           (d)      Sellers shall terminate the lease for the
facility located in Xiamen, China (the "Xiamen Facility") as soon as possible after the Closing. Buyer shall negotiate its own lease for the Xiamen Facility directly with the landlord.

                  2.6      Consideration.

                           (a)      In consideration of the purchase of the
Transferred Assets and the assignment of the Assumed Contracts, Buyer will, at the Closing Date, (i) pay to Sellers the sum of Five Million Eight Hundred Fifty Thousand dollars ($5,850,000) (the "Purchase Price") and (b) assume the Assumed Contracts, in accordance with Section 2.6.(b) below. One million dollars ($1,000,000) of the Purchase Price will represent funds to be paid to the escrow agent (the "Escrow Fund") as provided in subsection (b) below, and pursuant to the Escrow Agreement. The Escrow Fund shall be beneficially owned by AXT, but shall be held in escrow and shall be available to compensate Buyer for certain damages as provided in Section 9 and in the Escrow Agreement. To the extent not used for such purposes, the Escrow Fund shall be released to AXT, all as provided in Section 9 and in the Escrow Agreement.

                           (b)      In order to remit the Purchase Price, on the
Closing Date, Buyer shall cause to be transmitted by wire transfer to Sellers, the RMB equivalent of $5,850,000 to the bank account in China identified by AXT (the "RMB Account"). Thereafter, Buyer shall obtain approvals to convert the RMB equivalent of $2 million within three months after the Closing Date, to convert an additional RMB equivalent of $2 million within three months and two weeks after the Closing Date, and to convert an additional RMB equivalent of $1,850,000 within five months after the Closing Date, as follows. All interest earned on funds deposited into the RMB

Account will be for the account of AXT. Within three months after the Closing Date, and upon AXT being notified by Buyer that Buyer has received the approvals required to convert RMB into $2 million, Sellers shall transfer the sum of the RMB equivalent of $2 million (at the exchange rate in effect as of the Closing
Date) from the RMB Account into the bank account in China designated by Buyer. Within two weeks of its receipt, Buyer will cause the conversion of this RMB payment into $2 million and wire transfer the full $2 million into Sellers' designated bank account in the United States (the "United States Account"). Two weeks after AXT receives the first $2 million United States dollar payment into the United States Account, Sellers shall, upon being notified by Buyer that Buyer has received the approvals required to convert RMB into $2 million, transfer the RMB equivalent of another $2 million (at the exchange rate in effect as of the Closing Date) from the RMB Account into the bank account in China designated by Buyer. Within two weeks of its receipt, Buyer will cause the conversion of this second RMB payment into $2 million and wire transfer the full second $2 million into the United States Account. Within four weeks of the wire transfer of the second $2 million to the United States Account, and upon AXT being notified by Buyer that Buyer has received the approvals required to convert RMB into $1,850,000, and only if Sellers have received wire transfers of $3,750,000 under the provisions in Section 2.2 of the Luming Agreement, Sellers shall transfer the sum of the RMB equivalent of $1,850,000 (at the exchange rate in effect as of the Closing Date) from the RMB Account into the account in China designated by Buyer. Within two weeks of its receipt, Buyer will cause the conversion of this final RMB payment into $1,850,000 and wire transfer $1,850,000 to the Escrow Agent who shall place $1 million into the Escrow Fund and wire $850,000 into the United States Account once the Escrow Agent has received confirmation from AXT that AXT has released its security interest in the Telstar Facility, including the filing of all documents or instruments necessary to record the release of the security interest and deed of trust. The final RMB wire transfer shall be made by Sellers no later than five months and two weeks following the Closing Date, so long as Sellers have received, by such date, no less than the aggregate sum of $7,750,000 into the United States Account, under both this Agreement and the Luming Agreement.

                           (c)      To secure Buyer's obligations set forth in
this Section 2.6 and Luming's obligations set forth in Section 2.2 of the Luming Agreement, AXT is hereby granted a security interest in the Telstar Facility up to the amount of $2,000,000, to be perfected by the filing a deed of trust on the Telstar Facility in form and substance agreed between Buyer and AXT. As soon as Buyer has fully complied with the payment terms set forth herein and in the Luming Agreement, AXT shall release its lien on the Telstar, provided that if Buyer has, solely by its own fault, defaulted in any of the terms of this
Section 2.6(b), AXT shall release such lien within 90 days following receipt of full payment of all amounts required herein or in the Luming Agreement, in which case the Escrow Agent will continue to hold the final $850,000 otherwise transferable to AXT (but in a separate account and not part of the Escrow Fund) until the Escrow Agent receives confirmation that the lien has been released after such 90-day period has elapsed. If Sellers, solely by their own fault, have defaulted in any of the terms of this Section 2.6, AXT's lien on the Telstar Facility shall be automatically terminated, unless such default is cured within ten business days of the default. AXT shall not foreclose on the deed of trust until the earlier of (i) three months after a default hereunder by Buyer, and Buyer has not within such three month period made a required payment in United States dollars into the United States Account or returned the RMB equivalent of such payment to AXT to the China Account, or (ii) upon receipt by AXT of reasonable evidence that Lumei, Luming or a significant subsidiary of either will become subject to an Event of Default of the type defined in Section
2.14 below.

                           (d)      Should either Buyer or Sellers fail to
obtain the necessary approvals within three months after the Closing Date to effect the above transfers, or fail to carry out their respective obligations as described above, such defaulting party shall pay to the other party the sum of $30,000 per month for each month, or part thereof, that such party remains in breach of its obligations described above. If the full RMB equivalent of the Purchase Price has not been converted to United States dollars and transferred to the United States Account within one year after the Closing Date, through no fault of Sellers, Buyer shall be liable for, and shall pay or reimburse Sellers, for the Tax incurred by Sellers in China for their use of the RMB up to an aggregate amount of $9,600,000.

                           (e)      AXT shall provide reasonable and good faith
assistance to Buyer in its efforts to convert RMB to United States dollars. Any gains or losses incurred as a result of the currency exchanges resulting from all transfers shall be for the account of, and all gains and Losses incurred as a result thereof be borne by, Buyer or its subsidiary.

                  2.7      Liabilities.

                           (a)      Assumed Liabilities. On the Closing Date,
but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Sellers (the "Assumed Liabilities"):

                                    (i)      any Liability related to or arising
from the ownership or use of the Transferred Assets from and after the Effective time;

                                    (ii)     any Liability of Sellers or Buyer
arising after the Effective Time under any Assumed Contract;

                                    (iii)    any Liability arising out of or
relating to products of the Optoelectronics Business to the extent manufactured or sold by Buyer or any of its subsidiaries, affiliates, successors or assigns after the Effective Time, or sold by Sellers or any of their subsidiaries, affiliates, successors or assigns beginning on and from August 29, 2003;

                                    (iv)     any Environmental Claims or
permitting requirements arising out of or relating to the operation of the Optoelectronics Business by Buyer, its subsidiaries, affiliates, successors or assigns after the Effective Time, or to Buyer's ownership, occupation or use of or operations at the Telstar Facility, or the occupation or use of or operations at the Telstar Facility by Buyer's subsidiaries, affiliates, successors or assigns from and after the Closing Date, or Buyer's leasing of or operations at the Monterey Park Facility or Tongmei Facility; provided, however, that Buyer shall not be liable to Sellers or any Seller Indemnified Person for Environmental Costs for any Environmental Claim relating to conditions existing prior to the Effective Time at the Monterey Park Facility, Tongmei Facility, or the Telstar Facility;

                                    (v)      any Liability for Taxes arising as
a result of Buyer's operation of the Optoelectronics Business, or the operation of the Optoelectronics Business by

Buyer's subsidiaries, affiliates, successors or assigns or ownership, use or operation of the Transferred Assets after the Effective Time; and

                                    (vi)     all obligations of Buyer under this
Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement, the Grant Deed, the Monterey Park Lease, the Tongmei Lease, the Trademark License Agreement, the Escrow Agreement, the MOCVD Equipment Lease and the China Equipment Lease.

                           (b)      Retained Liabilities. The Retained
Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers, their successors or assigns. "Retained Liabilities" shall mean every Liability of Sellers, their successors or assigns, other than the Assumed Liabilities, including, but not limited to:

                                    (i)      except as otherwise provided in
this Agreement or in the Luming Agreement, any Liability related to or arising as a result of Sellers' operation of the Optoelectronics Business, or the operation of the Optoelectronics Business by Sellers' subsidiaries or affiliates, or ownership, use or operation of the Transferred Assets prior to the Effective Time;

                                    (ii)     any Liability arising out of or
relating to products of Sellers to the extent such products were manufactured and shipped by Sellers, or any of their respective subsidiaries or affiliates prior to August 29, 2003;

                                    (iii)    any Liability for Taxes arising as
a result of Sellers' operation of their respective businesses, or the operation by Sellers' subsidiaries or affiliates of their respective businesses, or the ownership, use or operation of the Transferred Assets prior to the Effective Time and any deferred Taxes of any nature;

                                    (iv)     any Liability of Sellers, their
subsidiaries, affiliates, successors or assigns for transfer, sales, use or similar Taxes payable by Sellers as a result of the transfer of the Transferred Assets to Buyer;

                                    (v)      any Liability under any Contract
not assumed by Buyer under Section 2.7(a);

                                    (vi)     any Environmental Claims, including
any Environmental Costs as set forth in Section 2.7(a)(iv), or permitting requirements arising out of the operation of the Optoelectronics Business by Sellers, their subsidiaries or affiliates, or relating to Sellers' leasing, ownership, occupation, use or operation of the Real Properties prior to the Effective Time;

                                    (vii)    any Liability under any employee
benefit plans maintained by Sellers or their subsidiaries relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for current or former employees of Sellers or their subsidiaries relating to services performed on behalf of Sellers or their subsidiaries, whether before or after the Effective Time, other than such Liability relating to services performed on behalf of Buyer after the Effective Time;

                                    (viii)   any Liability under any employment,
severance, retention or termination agreement entered into between Sellers and any employee of Sellers;

                                    (ix)     all obligations of Sellers under
this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement, the Grant Deed, the Monterey Park Lease, the Tongmei Lease, the Trademark License Agreement, the Escrow Agreement, the MOCVD Equipment Lease and the China Equipment Lease; and

                                    (x)      any Liability of Sellers for the
unpaid taxes of any Person under Reg. Section 1.1502-6 of the Code (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         Each party will be liable for such portion of any judgment rendered in and any settlement of the Cree Litigation as is set forth in Section 6.5 below. Each party shall also be liable for its own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement as set forth in Section 10.1 below.

                  2.8 Sale of Inventory. Sellers shall be entitled to continue to sell Inventory during the period from the date of this Agreement through the Closing Date, up to a maximum amount equal to $450,000 without the prior written consent of Buyer. To the extent that Sellers sell any of such Inventory after August 7, 2003 up to the Closing Date, all proceeds from the sale of the Inventory up to $200,000 will be split 12.5% to AXT and 87.5% to Buyer, and any proceeds exceeding $200,000 shall belong to Buyer, with the proceeds payable to Buyer at the Closing Date and only if the Closing occurs, net of any costs reimbursed to Sellers pursuant to the terms of Section 6.7(b) below. Payment to Buyer by AXT of any amounts due pursuant to the foregoing, net of any amounts payable to Sellers under Section 6.7(b) below, shall be made in United States dollars.

                  2.9 Allocation. The Purchase Price shall be allocated in accordance with Schedule 2.9, which the parties consider to be fair. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.9 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, Buyer and Sellers shall not contend or represent that such allocation is not a correct allocation.

                  2.10 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of AXT's counsel at Gray Cary Ware & Freidenrich LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 commencing at 10:00 a.m. (local time) on September 8, 2003, or as soon as practicable thereafter, unless Buyer and Sellers otherwise agree. Should the Closing not occur by September 15, 2003, Buyer shall be responsible for payment of the operating expenses incurred by Sellers in accordance with Section
6.7 below. Consummation of the transfer of the Telstar Facility shall occur through a real property sales escrow established with the Title Company, concurrent with the closing of the sale of the other Transferred Assets. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.10 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8.

                  2.11     Closing Obligations. At the Closing:

                           (a)      Sellers shall deliver to Buyer:

                                    (i)      a bill of sale for all of the
Transferred Assets that are Tangible Personal Property in the form of Exhibit E (the "Bill of Sale") executed by Sellers;

                                    (ii)     an assignment and assumption of the
Assumed Contracts in the form of Exhibit F, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Contracts (the "Assignment and Assumption Agreement"), executed by Sellers;

                                    (iii)    assignment of the Patents in the
form of Exhibit G (the "Patent Assignment Agreement"), executed by Sellers;

                                    (iv)     a duly executed recordable grant
deed in substantially the form attached here as Exhibit D, conveying the Telstar Facility to Buyer, subject only to the Permitted Exceptions;

                                    (v)      a certification and affidavit, duly
executed by AXT, as required by the Foreign Investment in Real Property Tax Act of 1980, as amended, and California Withholding form 593;

                                    (vi)     such other documents and other
instruments of transfer and conveyance as each party may reasonably agree, each in form and substance satisfactory to each party and its respective legal counsel;

                                    (vii)    proceeds from the sale of Inventory
as described in Section 2.8;

                                    (viii)   an escrow agreement in the form of
Exhibit H, executed by Buyer, AXT and the Escrow Agent (the "Escrow Agreement");

                                    (ix)     two (2) duly executed original
counterparts of the Monterey Park Lease, in the form agreed between Buyer and Sellers;

                                    (x)      a duly executed original
counterpart of the transfer of the Tongmei Lease, in the form agreed between Buyer and Sellers;

                                    (xi)     a duly executed lease of the
Secured Assets; and

                                    (xii)    a certificate executed by Sellers
as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.2(b) and as to their compliance with and performance of the covenants and obligations to be performed or complied with by Sellers at or before the Closing in accordance with Section 7.2(a).

                  (b)      Buyer shall deliver to Sellers:

                                    (i)      The Purchase Price by wire transfer
in accordance with Section 2.6(b) above;

                                    (ii)     the Escrow Agreement, executed by
Buyer, AXT and the Escrow Agent in the form of Exhibit H;

                                    (iii)    the Assignment and Assumption
Agreement executed by Buyer in the form of Exhibit F;

                                    (iv)     two (2) duly executed original
counterparts of the Monterey Park Lease, in the form agreed between Buyer and Sellers;

                                    (v)      a duly executed original
counterpart of the transfer of the Tongmei Lease, in the form agreed between Buyer and Sellers;

                                    (vi)     a duly executed lease of the
Secured Assets; and

                                    (vii)    a certificate executed by Buyer as
to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.3(b) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.3(a).

                  2.12 License of MOCVD Equipment. Sellers shall retain title to the MOCVD equipment purchased by Sellers from Aixtron or Emcore as identified on Schedule 2.12 (the "MOCVD Equipment"), as well as all rights to any and all license or operating agreements between Sellers and Aixtron and between Sellers and Emcore relating to or arising from the purchase or use of the MOCVD Equipment. Sellers shall lease the MOCVD Equipment to Buyer for the sum of $1.00 United States dollar per year plus the cost incurred by Sellers, including maintenance, operations, applicable personal property taxes and insurance, pursuant to an operating lease in form and substance to be agreed between the parties (the "MOCVD Equipment Lease"). Buyer may designate another Person to assume the lease of the MOCVD Equipment if such Person is (i) duly incorporated and authorized to do business in the United States, or (ii) is a Person to whom Sellers have given their prior written consent following receipt of all necessary approvals. Buyer, or the approved designated Person, shall retain the option to purchase the MOCVD Equipment and require Sellers to transfer title to the MOCVD Equipment for a total consideration of $1.00 United States dollar, such option to be exercisable after the Cree Litigation has settled or a final judgment entered. In addition, once the Cree Litigation has been settled or a final judgment has been entered, Buyer and Sellers agree to assist one another in the title and/or use transfer of the MOCVD Equipment, should Buyer, or its designated Person, desire a title transfer at such time, with the goal of minimizing all transfer, change of use or similar fees or costs for both parties. Sellers agree to include Buyer or its designated Person as an additional insured under their property and casualty insurance covering the MOCVD Equipment located in the United States for so long as Sellers retain title to the MOCVD Equipment. In addition, Buyer agrees to include Sellers as additional insureds under Buyer's property and casualty insurance covering the MOCVD Equipment located at the Telstar Facility for so long as Sellers retain title to the equipment. Sellers shall not allow any Encumbrances to be created or placed on the MOCVD Equipment after the Effective Time, other than the interests of Aixtron or Emcore, respectively, under the license or operating agreements.

                  2.13 China Equipment. Sellers shall retain title to all Transferred Assets located in China (the "China Equipment"). Buyer shall use its commercially reasonable efforts to establish a subsidiary or affiliate in China that has an organizational structure and requisite Governmental Permits and/or Approvals such that such company can take title to the China Equipment with the goal of minimizing any customs or VAT or other Taxes payable by or imposed upon either party as a result of the transfer of title. Once such subsidiary or affiliate as been established, Sellers shall pay the cost and expense of obtaining all Permits and/or Approvals that they are required to obtain in order to transfer title to the China Equipment to Buyer or its designated subsidiary or affiliate in China. Buyer shall pay the cost and expense of obtaining all Permits and/or Approvals that Buyer is required to obtain in order to receive title to and possession of the China Equipment. In addition, Buyer, or any Person designated by Buyer, shall retain the option to purchase the China Equipment and require Sellers to transfer title to the China Equipment for the sum of $1.00 United States dollar, such option to be exercisable at any time after the earlier of (i) the formation of the subsidiary or affiliate in China by Buyer, and (ii) 60 days after the Closing Date, even if such subsidiary or affiliate in China has not yet been approved by the Chinese government. During the period that Sellers retain title to the China Equipment, Sellers shall charge Buyer or such Person designated by Buyer, and Buyer shall reimburse Sellers or their designated Person the sum of $1 United States dollar per year plus the cost actually incurred by Sellers to maintain and operate the China Equipment, including maintenance, operations, applicable personal property taxes and insurance, pursuant to an operating lease in form and substance to be agreed between the parties (the "China Equipment Lease"). Sellers shall not allow any Encumbrances to be created or placed on the China Equipment after the Effective Time. To the extent possible, each of Buyer and AXT shall include the MOCVD Equipment and the China Equipment under their umbrella property and casualty insurance policies issued in the United States, naming the other party as an additional insured.

                  2.14 Grant of Security Interest. To secure the options of Buyer to acquire title to the MOCVD Equipment and the China Equipment described in Sections 2.12 and 2.13 above (collectively the "Secured Assets"), Sellers hereby grant to Buyer a first priority security interest, effective immediately, in all of Sellers' right, title and interest in and to the Secured Assets. In accordance with Section 6.11 below, without further consideration, and at Buyer's sole cost and expense, Sellers shall promptly execute and deliver (or shall cause to be executed and delivered) such documents or instruments as Buyer may reasonably request to effect or perfect the security interest granted hereby. Upon the occurrence and during the continuance of any Event of Default (as defined below), Buyer shall have all the rights and remedies of a secured party under the California Uniform Commercial Code and any other applicable Laws of any Governmental Entity. Upon the occurrence and during the continuance of any Event of Default hereunder, Buyer shall thereupon have the immediate right to transfer to itself or to sell, assign and transfer to any other Person all right, title and interest in and to all or any part of the Secured Assets. For purposes of this Section 2.14 only (and for Section 2.6(c) as to Buyer), an "Event of Default" shall be deemed to occur if Sellers (i) shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement on their part to be performed or observed or (ii) shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the United States Bankruptcy Code or under any other foreign, state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect (collectively, "Bankruptcy Laws"), (iii) Any of the Sellers shall be adjudicated a bankrupt, or admit in writing that they cannot pay their debts as they become due, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of their property, or shall take any action to authorize any of the actions set forth above in this clause, or (iv) an involuntary petition seeking any of the relief specified in this clause shall be filed against Sellers, or any order for relief shall be entered against Sellers in any involuntary proceeding under any Bankruptcy Laws.

         3. Representations and Warranties of Sellers. Sellers, jointly and severally, represent and warrant to Buyer as follows, except as disclosed in a document of even date herewith and delivered by Sellers to Buyer on the date hereof referring to the representations and warranties in this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Seller Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 and any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

                  3.1 Due Incorporation. Sellers are each a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. AXT and Lyte are each qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Optoelectronics Business.

                  3.2      Enforceability; Authority; No Conflict.

                           (a)      Sellers each have full corporate power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Sellers of this Agreement have been duly and validly approved by the Board of Directors of Sellers, and no other actions or proceedings on the part of Sellers are necessary to authorize this Agreement and the transactions contemplated hereby. Sellers have each duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (b)      The execution and delivery of this Agreement
by Sellers does not, and the performance by Sellers of their respective obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the respective assets or properties of Sellers under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of AXT, or the articles of incorporation or bylaws of Lyte, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 3.2, (x) any Laws applicable to Sellers or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Sellers or any of their assets or properties, or (y) any contract, agreement, or commitment to which Sellers are a party or by which Sellers or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens, which, as to any of the foregoing, would not reasonably be expected to have a Material Adverse Effect on the Optoelectronics Business or would not result in the inability of Sellers to consummate the transactions contemplated by this Agreement.

                           (c)      No consent, approval, order, or notice to or
authorization of, or registration, declaration, or filing with, any Governmental Entity or other third party is required to be made or obtained by Sellers (i) in connection with the execution and delivery of this Agreement or (ii) the consummation by Sellers of the transactions contemplated hereby, the failure to obtain any of which would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, other than such consents, approvals, orders, notices or authorizations, or registrations, declarations or filings as may be required to effect the provisions of Sections 2.6, 2.12, 2.13 or 2.14.

                  3.3 Sufficiency Of Transferred Assets. The Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Optoelectronics Business in the manner operated by Sellers during the three months from April 1, 2002 through June 30, 2002, which was the peak quarter for sales by Sellers of their products in the Optoelectronics Business (the "Second Quarter"); provided, however, that Sellers are not transferring certain real estate assets owned, leased or operated by Sellers in the Optoelectronics Business, insurance policies maintained by Sellers, employees or employee benefit plans maintained by Sellers in order to operate the Optoelectronics Business, or financial records, other than customer data, inventory data and fixed asset records, nor any Permits and/or Approvals; and provided, further, that Sellers have discontinued the Optoelectronics Business, are no longer operating the Optoelectronics Business, and the Transferred Assets comprise fewer assets than owned, operated or leased by Sellers when they conducted the Optoelectronics Business. In addition, certain of the patents used in the Optoelectronics Business are being sold to Luming pursuant to the Luming Agreement. The Transferred Assets may include assets that Sellers have substituted for assets used during the Second Quarter with assets acquired since June 30, 2002, which are of comparable capacity or quality.

                  3.4 Title To Transferred Assets; Encumbrances. Sellers are the sole owners of and have full power and authority to transfer all of their right, title and interest to the Transferred Assets. The tangible Transferred Assets (other than the Telstar Facility as set forth in Section 3.5 below), are in good condition and repair (and with respect to the equipment included in the Transferred Assets, in good operating condition and repair consistent with the purpose for which such equipment was or is used by Sellers), have been maintained in accordance with normal industry practice, reasonable wear and tear excepted, and are in condition suitable for the use to which they are put in the Optoelectronics Business as operated by Sellers during the Second Quarter. Sellers have good title (and with respect to the Inventory, marketable title) to (or to the extent comprising a license, a license to use), all of the Transferred Assets, free and clear of all Encumbrances or restrictions on transfer, except for Permitted Encumbrances, and except as provided below and in
Section 6.8. At the Closing, Sellers will sell, convey, assign, transfer and deliver to Buyer good title and all its right, title and interest, in and to all of the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

                  3.5 Condition Of Real Properties. Use of the Telstar Facility, the Monterey Park Facility and the Tongmei Facility (collectively the "Real Properties") for the various purposes for which each is presently being used is permitted as of right under all applicable zoning legal requirements, and, as to the Telstar Facility, is not subject to "permitted nonconforming" use, except that the Monterey Park Facility does not comply with all zoning requirements, and does not meet current building codes for all purposes. To Sellers' Knowledge and except as otherwise provided herein or in the Seller Disclosure Schedule, the Improvements at the Real Properties are in compliance with all applicable Laws as of the date of this Agreement except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and are in good repair and in good condition, ordinary wear and tear excepted and commensurate with the age and use of the building and the other improvements thereon. Sellers make no representations or warranties as to
(a) the value of or income derived from the Real Properties; (b) the suitability of the Real Properties for Buyer's use, including without limitation any future development of the Real Properties and the availability of utilities necessary to service the Real Properties, other than the suitability of the Real Properties for the use put to them by Sellers, if any, as of the Second Quarter;
(c) other than as used by Sellers during the Second Quarter, the habitability, merchantability, profitability, marketability or fitness for a particular purpose of the Real Properties; and (d) except as set forth in Section 3.7, the nature, quality or condition of the water, drainage, undershoring, subsurface, soil and geology of the Real Properties or the presence or absence of hazardous materials at, on, under or adjacent to the Real Properties. To the extent that Buyer is or will be required to obtain Permits and/or Approvals to own, occupy or use the Real Properties, Sellers make no representation or warranty as to whether any Governmental Entity will allow Buyer to continue to use the Real Properties in the manner used by Sellers, or for any other purposes.

                  3.6 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Optoelectronics Business as operated by Sellers. The values of all items of obsolete materials and of materials of below standard quality have been written down to estimated realizable market value on the books of Sellers. The values at which the inventory is carried reflect the normal inventory valuation policy of Sellers, and such valuation policy as applied is in accordance with GAAP.

                  3.7 Environmental, Health and Safety Matters. Except as disclosed in Section 3.7 of the Seller Disclosure Schedule:

                           (a)      Sellers are, at the Telstar Facility, in
compliance in all material respects with all applicable Environmental Laws, and Sellers have not received any written communication from any Governmental Entity that alleges that Sellers are not in compliance with applicable Environmental Laws at the Telstar Facility.

                           (b)      Sellers have obtained or have applied for
all environmental, health and safety permits, and governmental Permits and/or Approvals (collectively, the "Environmental Permits") necessary for the conduct of their operations at the Telstar Facility, except those the absence of which would not reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sellers are in material compliance with all terms and conditions of such Environmental Permits; provided, however, that Sellers make no representation or warranty as to whether any transfer, renewal, or reapplication for any Environmental Permit required as a result of the Acquisition can be accomplished in the ordinary course of business.

                           (c)      There are no Environmental Claims pending
or, to Sellers' Knowledge, threatened (i) against Sellers that would reasonably be expected to have a Material Adverse Effect on Buyer's ability to operate the Telstar Facility in the same manner as operated by Sellers during the Second Quarter or (ii) against the Telstar Facility.

                           (d)      To Sellers' Knowledge, there have been no
Releases of any Hazardous Material on, at, upon, into or from the Telstar Facility by Sellers, nor has there been any Release of Hazardous Material, including the off-site disposal of Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against Sellers relating to the Telstar Facility.

                           (e)      To Sellers' Knowledge, since May 1999,
Sellers have complied, and are in compliance with, in all material respects, all Environmental Laws in the operation of the Optoelectronics Business at the Telstar Facility and as related to the Transferred Assets located at the Telstar Facility.

                           (f)      To their Knowledge, Sellers are, at the
Tongmei Facility, in compliance in all material respects with all applicable Environmental Laws, and Sellers have not received any written communication from any Person that alleges that Sellers are not in compliance with applicable Environmental Laws at the Tongmei Facility. To their Knowledge, Sellers have obtained or have applied for all applicable Environmental Permits (if any) necessary for the conduct of their operations at the Tongmei Facility, except those, the absence of which would not reasonably be expected to have a Material Adverse Effect. All such Environmental Permits obtained by Sellers on the Tongmei Facility are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sellers are in material compliance with all terms and conditions of such Environmental Permits; provided, however, that Sellers make no representation or warranty as to whether any transfer, renewal, or reapplication for any Environmental Permit required as a result of the Acquisition can be accomplished in the ordinary course of business. There are no Environmental Claims pending or, to Sellers' Knowledge, threatened (i) against Sellers that would reasonably be expected to have a Material Adverse Effect on Buyer's ability to operate the Tongmei Facility in the same manner as operated by Sellers during the Second Quarter, or (ii) against the Tongmei Facility. To Sellers' Knowledge, there have been no Releases of any Hazardous Material on, at, upon, into or from the Tongmei Facility by Sellers, nor has there been any Release of Hazardous Material, including the off-site disposal of Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against Sellers relating to the Tongmei Facility. To Sellers' Knowledge, since May 1999, Sellers have complied, and are in compliance with, in all material respects, all Environmental Laws in the operation of the Optoelectronics Business at the Tongmei Facility and as related to the Transferred Assets located at the Tongmei Facility.

                           (g)      To their Knowledge and except as provided in
the Seller Disclosure Schedule, Sellers are at the Monterey Park Facility in compliance in all material respects with all applicable Environmental Laws other than zoning Laws and building code requirements, and Sellers have not received any written communication from any Person that alleges that Sellers are not in compliance with such applicable Environmental Laws at the Monterey Park Facility. To their Knowledge, Sellers have obtained or have applied for all applicable Environmental Permits necessary for the conduct of their operations at the Monterey Park Facility, other than those necessary to meet current zoning or building code requirements, and except those the absence of which would not reasonably be expected to have a Material Adverse Effect. All Environmental Permits obtained by Sellers on the Monterey Park Facility are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sellers are in material compliance with all terms and conditions of such Environmental Permits; provided, however, that Sellers make no representation or warranty as to whether any transfer, renewal, or reapplication for any Environmental Permit required as a result of the Acquisition can be accomplished in the ordinary course of business. There are no Environmental Claims pending or, to Sellers' Knowledge threatened (i) against Sellers that would reasonably be expected to have a Material Adverse Effect on Buyer's ability to operate the Monterey Park Facility in the same manner as operated by Sellers during the Second Quarter, or (ii) against the Monterey Park Facility. To Sellers' Knowledge, there have been no Releases of any Hazardous Material on, at, upon, into or from the Monterey Park Facility by Sellers, nor has there been any Release of Hazardous Material, including the off-site disposal of Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against Sellers relating to the Monterey Park Facility. To Sellers' Knowledge, since May 1999, Sellers have complied, and are in compliance with, in all material respects, all Environmental Laws in the operation of the Optoelectronics Business at the Monterey Park Facility and as related to the Transferred Assets located at the Monterey Park Facility.

                  3.8      Litigation.

                           (a)      Except as disclosed in Section 3.8 of the
Seller Disclosure Schedule, there are no claims or Legal Proceedings that are now pending or, to Sellers' Knowledge, threatened against or affecting the Optoelectronics Business or the products sold by Sellers in the Optoelectronics Business, the Transferred Assets, this Agreement or in connection with the transactions contemplated hereby. Except as disclosed in Section 3.8 of the Seller

Disclosure Schedule, Sellers are not currently subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other Governmental Entity that substantially interferes with their operation of the Optoelectronics Business. Since May 1999, neither AXT nor Lyte has entered into any agreement to settle or compromise any Legal Proceeding pending or threatened against the Optoelectronics Business which has involved any obligation other than the payment of money or for which Sellers have any continuing obligation, relating to the Optoelectronics Business.

                           (b)      Except as set forth on Section 3.8 of the
Seller Disclosure Schedule, to AXT's Knowledge, there are no pending or threatened Legal Proceedings against any director, officer, employee, or agent of the Optoelectronics Business in their capacity as such.

                  3.9      Employees.

                           (a)      Neither AXT nor Lyte has violated the Worker
Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Law relating to the employees of the Optoelectronics Business.

                           (b)      To AXT's Knowledge, no officer, director,
agent, employee, consultant, or contractor of the Optoelectronics Business is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the Optoelectronics Business of Sellers.

                  3.10 Labor Disputes; Compliance. Neither AXT, nor to AXT's Knowledge, Lyte, (i) has been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since May, 1999, there has not been, there is not presently pending or existing, and to AXT's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Optoelectronics Business operated by Sellers; (iii) to AXT's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to AXT's Knowledge, threatened against or affecting the Optoelectronics Business of Sellers, any proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting the Optoelectronics Business of Sellers or the Real Properties; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; and (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon the Optoelectronics Business.

                  3.11     Intellectual Property Assets.

                           (a)      The term "Intellectual Property Assets"
means all intellectual property owned or licensed (as licensor or licensee) by Sellers for use in the Optoelectronics Business, in which Sellers, or either of them, have a proprietary interest, including:

                                    (i)      the Patents;

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

                                    (ii)     all registered and unregistered
copyrights in both published works and unpublished works included in the Transferred Assets (collectively, "Copyrights");

                                    (iii)    all rights in mask works included
in the Transferred Assets; and

                                    (iv)     all current know-how, trade
secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints used by Sellers in the production of LD, LED and VCSEL products, including Inventory and finished goods, as part of the Optoelectronics Business.

                           (b)      To Sellers' Knowledge, the Intellectual
Property Assets are all those necessary for the operation of the Optoelectronics Business as it has been conducted by Sellers for the three years ending on the Closing Date. Sellers are the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and have the right to use all of the Intellectual Property Assets, subject, in the case of any Intellectual Property Assets comprising licenses, to any payments therefore set forth in any Contract covering such Intellectual Property Asset. Sellers have not assigned, transferred, licensed, or pledged to any other party, or encumbered, the Intellectual Property Assets, nor entered into any agreement to do so.

                           (c)      All of the issued Patents are currently in
compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, to Sellers' Knowledge, none of the issued Patents is infringed by any third party or, to Sellers' Knowledge, has been challenged or threatened in any way, and except as disclosed in Section 3.11(c) of the Seller Disclosure Schedule, to Sellers' Knowledge none of the issued Patents infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (d)      No license or royalty agreement included in
the Transferred Assets to which Sellers, or either of them, are a party, is in material breach or default by Sellers or, to AXT's Knowledge any other party thereto, or the subject of any notice of termination given or, to AXT's Knowledge, threatened. All license, royalty and other fees under each license or royalty agreement regarding Intellectual Property Assets have been fully and timely paid.

                           (e)      To the extent that any Intellectual Property
Assets are licensed by a third party to Sellers (such Intellectual Property Assets referred to as "Licensed Intellectual Property"), except as set forth on
Section 3.11(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereunder will not (i) constitute a breach or default under any license agreement relating to any Licensed Intellectual Property, which breach or default would give the other contracting party a right to terminate such agreement; (ii) materially alter or diminish the rights assigned or transferred to Buyer from that originally granted to either of Sellers under any such agreement; (iii) materially alter or increase the obligations delegated or transferred to Buyer from that originally imposed on Sellers under any such agreement; or (iv) require the consent of or any payment to any licensor under any such agreement.

                           (f)      There are no exclusive licenses, exclusive
distributorship agreements, or noncompetition agreements with respect to the use of any Intellectual Property Assets or the development, sale, or distribution of any products of the Optoelectronics Business as operated by Sellers, or any other material restrictions regarding the right of Sellers to fully exploit any Intellectual Property Assets anywhere in the world.

                  3.12 Permits and/or Approvals. Sellers hold (or, at the required times, held) all Permits and/or Approvals that are required for the operation of the Optoelectronics Business, except those the absence of which would not reasonably be expected to have a Material Adverse Effect. Sellers are in compliance with the terms of such Permits and/or Approvals applicable to them, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. To Sellers' Knowledge, Sellers are not in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations, which individually and in the aggregate do not have a Material Adverse Effect.

                  3.13 Insurance. Schedule 3.13 lists all insurance policies covering the Transferred Assets, Optoelectronics Business, or the Real Properties. To Sellers' Knowledge, there is no claim by Sellers currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Sellers are otherwise in material compliance with the terms of such policies. Sellers have no Knowledge of threatened termination of, or of a material increase in the premiums payable for, any of such insurance policies. Schedule 3.13 sets forth the following information with respect to each such insurance policy:

                           (a)      the name, address, and telephone number of
the agent;

                           (b)      the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                           (c)      the policy number and the period of
coverage;

                           (d)      the scope (including an indication of
whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (e)      a description of any retroactive premium
adjustments or other loss-sharing arrangements.

         Notwithstanding the above, Sellers make no representations or warranties to Buyer as to the availability to Buyer of comparable insurance policies, of the ability of Sellers to transfer the insurance policies or portion thereof to Buyer, or of the ability of Buyer to obtain insurance covering the Transferred Assets, Optoelectronics Business or the Real Properties on terms and conditions similar to the policies obtained by Sellers.

                  3.14 Assumed Contracts. The Assumed Contracts are in full force and effect as of the date hereof and have not been modified from the copies thereof delivered to Buyer, all of the obligations of Sellers under the Assumed Contracts required to have been performed as of the date of this Agreement have been fully performed by Sellers, and such obligations as Sellers are required to perform between the date of this Agreement and the Effective Time will have been performed by Sellers. Sellers have made no other prior assignment of the Assumed Contracts to any third party.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows, except as disclosed in a document of even date herewith and delivered by Buyer to Sellers on the date hereof referring to the representations and warranties in this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered section of the Buyer Disclosure Schedule shall qualify only the corresponding section in this Section 4, and any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

                  4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on its business.

                  4.2      Enforceability; Authority; No Conflict.

                           (a)      Buyer has full corporate power and authority
to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement has been duly and validly approved by the Board of Directors of Buyer, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Buyer has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (b)      The execution and delivery of this Agreement
by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Buyer under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of Buyer, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.2, (x) any Laws applicable to Buyer or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Buyer or any of its assets or properties, or (y) any contract, agreement, or commitment to which Buyer is a party or by which Buyer or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens, which, as to any of the foregoing, would not reasonably be expected to have a Material Adverse Effect on its business, or would not result in the inability of Buyer to consummate the transactions contemplated by this Agreement.

                           (c)      No consent, approval, order, or notice to or
authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for such filings, authorization, orders and approvals as may be required of state and local Governmental Entities.

                  4.3 Compliance with Applicable Laws. To Buyer's Knowledge, Buyer is not in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations, which individually and in the aggregate do not have a Material Adverse Effect on its business.

                  4.4 Litigation. There are no claims or Legal Proceedings pending or, to Buyer's Knowledge threatened (in writing) by or against Buyer with respect to this Agreement or in connection with the transactions contemplated hereby.

         5.       Covenants Prior to Closing.

                  5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall afford Buyer and its Representatives full and free access, during regular business hours, to Sellers' personnel, properties, books and records and other documents and data, relating to the Optoelectronics Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers. No information or knowledge obtained in any investigation pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

                  5.2 Operation of the Optoelectronics Business. Between the date of this Agreement and the Closing, Sellers shall:

                           (a)      continue to collect accounts receivable,
sell LD, LED and VCSEL products from Inventory in accordance with Section 2.8 above, and maintain the equipment used in the Optoelectronics Business;

                           (b)      maintain the Transferred Assets in a state
of repair and condition that complies with Law and is consistent with the requirements and normal conduct of Sellers' business; and

                           (c)      cooperate with Buyer and assist Buyer in
identifying the Permits and/or Approvals required by Buyer to operate the business from and after the Closing Date and use commercially reasonable efforts to cooperate with Buyer in either transferring existing Permits and/or Approvals of Sellers to Buyer, where permissible, or obtaining new Permits and/or Approvals for Buyer.

                  5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Sellers shall not, without the prior written consent of Buyer, (a) transfer or license to any person or entity any rights to Intellectual Property Assets, other than in connection with the sale of LD, LED or VCSEL products from Inventory pursuant to Section 2.8; (b) enter into or amend any agreements pursuant to which any other party is granted distribution, marketing or other rights of any type or scope with respect to resale or distribution of the Optoelectronics Business products; (c) sell, lease, license or otherwise dispose of or encumber any of the Transferred Assets, except for Inventory as allowed pursuant to Section 2.8; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Transferred Assets or the Optoelectronics Business, except as provided in Section 6.5.

                  5.4 No Negotiation. Until the earlier of September 5, 2003 and such time as this Agreement shall be terminated pursuant to Section 8, AXT shall not, directly or indirectly, solicit, initiate, seek, encourage or support any inquiries or proposals from, or discuss or negotiate with, any Person (other than Buyer) relating to the sale of the Transferred Assets.

                  5.5 Inventory of Exhibit A-1 Assets. Between the date of this Agreement and the Closing Date, Buyer and Sellers shall conduct an inventory of all assets listed on Exhibit A-1, and agree the customer information to be delivered pursuant to Section 2.1(a)(iv) above. After such inventory has been completed, Buyer and Sellers shall execute a certification certifying that all such assets are present and accounted for, and shall further execute a certification on the Closing Date certifying that all such assets listed on Exhibit A-1 have been delivered by Sellers to Buyer as of the Closing Date (the "Certification of Transferred Assets"). The Certification of Transferred Assets shall be and represent the final representation and warranty of Buyer to Sellers that Buyer has received all of the assets listed on Exhibit A-1 and required to be transferred by Sellers to Buyer hereunder. Thereafter, after the Effective Time Buyer shall be precluded from claiming that any of the assets listed on Exhibit A-1 are missing or have not been delivered by Sellers to Buyer. After executing and delivering this certification at Closing, Buyer shall be forever barred from making a claim for Damages against Sellers, their subsidiaries, affiliates, successors or assigns, pursuant to Section 9 or otherwise, alleging that any of the assets listed on Exhibit A-1 were missing or have not been delivered by Sellers to Buyer.

         6.       Additional Covenants.

                  6.1      Employees and Employee Benefits.

                           (a)      For the purpose of this Agreement, the term
"Active Employees" shall mean all employees employed on the Closing Date by Sellers who are employed exclusively in the Optoelectronics Business as it was operated by Sellers. It is intended that Sellers will pay all Active Employees up to September 1, 2003, but will be entitled to terminate any and all employees from and after September 1, 2003. Sellers will use commercially reasonable efforts to cooperate with Buyer in retaining key employees who have been identified by Buyer. Any and all existing employment contracts and non-compete agreements between Active Employees and Sellers will be terminated upon or prior to Closing, or obligations thereunder shall be paid by Sellers if not so terminated.

                           (b)      Buyer is not obligated to hire any Active
Employee but may interview any or all Active Employees. It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this Section 6.1 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Active Employees hired by Buyer after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

                  6.2 Confidentiality. The parties acknowledge that Buyer and AXT have previously executed a Letter of Intent dated August 8, 2003, which includes confidentiality provisions therein (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is incorporated herein by this reference and will continue in full force and effect in accordance with its terms.

                  6.3 Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and AXT will consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither will issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval will not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASDAQ Stock Market (in which case the disclosing party will, to the extent practicable within the time available to comply therewith, use its reasonable efforts to obtain the consent of the other party prior to such disclosure).

                  6.4 Conveyance Taxes. Both parties will use commercially reasonable efforts to cooperate in good faith with the other party in connection with such other party's preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any property transfer or gains, sales, use, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed. Except as otherwise provided in this Agreement, each party will pay any such Taxes or fees imposed on it by any taxing authority (and any penalties and interest with respect to such Taxes and fees) that become payable in connection with the transactions contemplated by this Agreement.

                  6.5      Fees and Costs for Cree Litigation.

                           (a)      AXT shall maintain all responsibility and
right to control the defense of, and shall pay any judgment rendered and any settlement of the litigation (the "Cree Litigation") between AXT and Cree, Inc., Cree Lighting Company and Boston University (collectively, "Cree" and individually a "Cree Litigant") provided that any such settlement is entered into with AXT's express written consent, to the extent, and only as to such portion, that such judgment or settlement relates to or arises from actions taken by AXT that are found to infringe Cree's patent that occurred during the period prior to and ending (i) on the Closing Date with regard to all commercial transactions other than LED products, and (ii) at 11:59 p.m. Pacific Time on August 28, 2003 with respect to LED products, in the event the Acquisition closes. Except as otherwise provided in this Section 6.5, if Cree or any Cree Litigant should file suit against Buyer, or join Buyer in the Cree Litigation against AXT, Buyer shall pay all of its own defense costs, and any judgment that may be rendered against Buyer and any settlement of such litigation that Buyer may enter into. In addition, Buyer shall bear all responsibility and pay any damages, costs, claims, penalties or other liabilities arising in such litigation that result from the Transferred Assets from and after the Closing Date, or LED products produced and/or sold using inventory or technology acquired as part of the Transferred Assets, beginning on August 29, 2003, in the event the Acquisition closes. The apportionment of the damages, costs, claims, penalties or other liabilities resulting from the Transferred Assets from and after the Closing Date, or LED products produced and/or sold beginning on August 29, 2003, in the event the Acquisition closes, shall be as set forth in the settlement of or judgment rendered in the Cree Litigation; provided, that to the extent such apportionment is not determinable from the settlement of or judgment rendered in the Cree Litigation, then the apportionment shall be determined by arbitration according to the procedure set forth in Section 9.4 below. Buyer shall share in AXT's legal fees, costs and expenses incurred in defending itself in the Cree Litigation from and after the Closing Date (not including costs involved in pursuing counterclaims against Cree), including fees and costs of legal counsel, ("Shared Legal Fees") as follows: (i) AXT shall pay the first $500,000 of the Shared Legal Fees; (ii) AXT shall pay 85% of Shared Legal Fees incurred between $500,001 and $1,500,000 and Buyer shall pay 15% of Shared Legal Fees incurred between such amounts; and (iii) AXT shall pay all Shared Legal Fees incurred above $1,500,000. AXT shall provide monthly updates to Buyer as to the amount of Shared Legal Fees incurred by AXT as of the end of each month; once the Shared Legal Fees reach $500,000, AXT shall submit an invoice to Buyer monthly with a copy of the invoice representing the Shared Legal Fees incurred for the prior month, and Buyer shall pay to AXT its portion of the Shared Legal Fees for the prior month within 30 days of receipt of the invoice from AXT.

                           (b)      If AXT prevails in the Cree Litigation, AXT
shall retain the right, subject to the prior written consent of Buyer, such consent not to be unreasonably withheld, to license worldwide to other third parties the buffer layer technology developed by AXT. Net revenues derived from such licenses shall be split 40% to AXT and 60% to Buyer.

                           (c)      Each of Buyer and AXT will make their key
employees and equipment reasonably available, at no charge, after the Closing Date, to the other party, to assist each such party in defending the Cree Litigation and pursuing the counterclaims against Cree and Boston University, or either of them. Each of Buyer and AXT shall also share with the other party all information it develops in defense of the Cree Litigation, at no charge to such other party.

                           (d)      Should Cree file suit against Buyer within
two (2) years of the Effective Time, for the same causes of action as are set forth in the Cree Litigation and alleging infringement of the same patent, U.S. Patent Number 5,686,738 (and provided that Cree does not allege that Buyer infringes the patent in a manner substantially different than Cree has alleged that AXT has infringed the patent), AXT shall provide such assistance as may be reasonably requested by Buyers in defending such subsequent action. In addition, AXT shall reimburse Buyer 50% of the first $500,000 of Buyer's legal fees and expenses up to a maximum amount payable by Sellers of $250,000 (the "Cree Reimbursement Obligation") incurred in the defense of any allegation that Buyer has infringed U.S. Patent Number 5,686,738. If Buyer is sued by Cree or any Cree Litigant alleging infringement of patents other than or in addition to the patent that is the subject of the Cree Litigation, the Cree Reimbursement Obligation hereunder shall only include those legal fees and expenses incurred by Buyer in defense of any action involving U.S. Patent Number 5,686,738, and not in defense of any action involving any other patent, nor related to any counterclaims filed by Buyer, nor claiming invalidity of any of Buyer's patents. Should more than one patent be the subject of any subsequent action filed against Buyer, Buyer's legal fees and expenses will be apportioned among, and determined to have been incurred in the defense of the action involving each patent, equally. For example, if four patents are the subject of the litigation, the Cree Reimbursement Obligation shall only be for 50% of one-quarter of the legal fees and expenses incurred, up to a maximum of $250,000. The Cree Reimbursement Obligation shall be paid exclusively from the Escrow Fund and from no other source; accordingly, if at the time the Cree Reimbursement Obligation becomes due and no Escrow Funds remain in escrow, then no amounts will be payable to Buyer hereunder and the Cree Reimbursement Obligation will be terminated. If any portion of the Cree Reimbursement Obligation remains outstanding hereunder as of the Escrow Termination, funds equal to the lesser of
(i) the remaining Escrow Funds and (ii) the amount of the remaining portion of Sellers' obligations to pay the Cree Reimbursement Obligation, shall continue to be held in escrow and remain subject to the Escrow Agreement, solely for the purpose of satisfying the remaining outstanding Cree Reimbursement Obligation.

                           (e)      In consideration for the agreements set
forth herein, Buyer, on its own behalf and on behalf of its subsidiaries, successors and assigns, and Luming, hereby agrees and affirmatively covenants that it will not, and will cause its subsidiaries, successors and assigns and Luming not to, take any action, or initiate or pursue any Legal Proceeding against Sellers, their subsidiaries, successors and assigns, under Section 9 or otherwise, for indemnification for or reimbursement of any Damages incurred by Buyer, as a result of any allegations by any other

Person that (i) the Patents infringe or are alleged to infringe any patent or proprietary right or intellectual property of any other Person, or (ii) challenging the validity of any Patent.

                           (f)      Buyer further agrees as follows:

                                    (i)      Buyer agrees to reasonably preserve
and maintain and not alter, destroy, spoil or otherwise dispose of any equipment listed in Exhibit J attached hereto, which equipment is used to manufacture LEDs, and which has been received by Buyer from AXT. Buyer agrees to permit the parties to the pending Cree lawsuit, or any other person at the request of AXT, to inspect or test the equipment listed in Exhibit A-1 upon reasonable notice of at least 72 hours in connection with the Cree lawsuit, or as otherwise directed by a court.

                                    (ii)     Buyer expressly agrees to
reasonably preserve and maintain all equipment listed in Exhibit J until such a time as it is advised by AXT that Buyer is no longer required to preserve such equipment. Buyer agrees that to the extent it disposes of any of the equipment described in Exhibit J, it will require the third party to honor the terms of this agreement as it relates to the preservation of evidence, and such agreement shall be in writing, included as a term of sale, and submitted to AXT for approval, but such approval shall not be unreasonably withheld. Buyer will also give AXT at least 45 days notice of a proposed transfer of any of the equipment listed on Exhibit J to a third party.

                                    (iii)    AXT acknowledges and agrees that,
following the Closing, Buyer may move any and all of the Transferred Assets other than the MOCVD Equipment, to China. Subject to Section 9 below, Buyer shall indemnify, defend and hold AXT harmless for any Losses incurred in its litigation with Cree resulting from any breach by Buyer of its agreements in this Section 6.5(d).

                  6.6 Subsequent Sale of Transferred Assets by Buyer. Should Buyer, its subsidiaries, affiliates, successors or assigns, or any designated Persons identified below, sell, (whether such sale is effected by sale, lease, transfer, or exchange), any of the Intellectual Property Assets or equipment used (in the case of equipment, exclusively, and in the case of Intellectual Property Assets, primarily) in order to manufacture VCSEL products, to any third party, other than Luming or the Person designated in Section 2.12 or 2.13 above, within six (6) months following the Closing Date, Buyer shall pay to AXT fifty percent (50%) of the value Buyer receives in connection with such sale. Should the sale of Intellectual Property Assets or equipment be to the Person identified by AXT on Schedule 6.6 attached hereto, fifty percent (50%) of the value received by Buyer in connection with such sale shall be paid to AXT regardless of the date that the sale occurs.

                  6.7      Reimbursement of Operating Expenses.

                           (a)      AXT shall pay all compensation costs,
including benefits, of employees retained by AXT in the Optoelectronics Business through September 1, 2003. All compensation costs and benefits incurred by AXT for employees of the Optoelectronics Business for the period from September 2, 2003 through the earlier of the Closing Date and September 15, 2003 will be reimbursed by Buyer to Sellers, in the event that the Acquisition closes. Sellers shall maintain the Optoelectronics Business in such a manner that enables Buyer to commence operating the Optoelectronics Business after Closing, once Buyer hires employees, obtains all Environmental Permits and other Permits and/or Approvals required from Governmental Entities, and establishes its operating, administrative, safety, training and similar systems, including placement of all service contracts necessary to operate the Optoelectronics Business. All costs incurred by Sellers from August 8, 2003 through the earlier of the Closing Date and September 15, 2003 necessary in order to maintain the Optoelectronics Business in such fashion that are incurred by Sellers, up to a maximum aggregate of $100,000, do not require prior approval from Buyer, and will be reimbursed by Buyer to Sellers as provided in subsection (d) below, in the event that the Acquisition closes. Any such costs incurred by Sellers beyond such amount shall not be reimbursed unless approved in advance by Buyer. Such reimbursable costs shall include the costs that Sellers would not have incurred if Sellers had completely shut down the Optoelectronics Business and not maintained and readied the Optoelectronics Business for transfer to Buyer, and include the cost of raw materials purchased by Sellers and for services necessary to maintain the Optoelectronics Business.

                           (b)      Beginning September 16, 2003, and payable
only if the Acquisition closes, Buyer shall be liable for, and shall reimburse Sellers as set forth below, all costs customarily incurred by Sellers to operate the Optoelectronics Business at the Telstar Facility, the Monterey Park Facility, the Tongmei Facility and the Xiamen Facility. Such reimbursable costs shall include all operating costs customarily incurred by Sellers at such facilities (other than any closure related costs for the Monterey Park Facility), including but not limited to compensation costs, including benefits, of employees retained by AXT in the Optoelectronics Business, all customary operating costs, including repairs and maintenance, services and utilities, phones, real property taxes, insurance, supplies and raw materials, and any other customary costs not otherwise covered in the foregoing payable by Buyer pursuant to terms of the Monterey Park Facility as if the Monterey Park Lease and the Tongmei Lease had been executed effective as of September 16, 2003 and as if Buyer had owned the Telstar Facility and leased the Xiamen Facility as of September 16 and was operating its Optoelectronics Business. Sellers may claim no more than $200,000 for costs for the period from September 16 through September 30 and may limit the expenditure incurred during the period from September 16 through September 30, 2003 to $200,000 through appropriate management controls.

                           (c)      If the Closing is delayed past September 15
and Sellers are prepared to close and all of the conditions set forth in Section
7.2 have been satisfied, other than Section 7.2(d), and the Title Company is irrevocably committed to issue the Title Policy as set forth in Section 7.1(c), Sellers shall be reimbursed for the costs incurred in Section 6.7(b) at the Closing by deducting such amount from the proceeds from the sale of Inventory payable to Buyer pursuant to the terms of Section 2.8 above. At the Closing, Sellers shall provide a reconciliation to Buyer of the costs reimbursed by Buyer pursuant to Section 6.7(b) together with the net proceeds from the sale of Inventory pursuant to Section 2.8 (if any) after deducting the costs and expenses reimbursable by Buyer described above. Sellers and Buyer shall meet within 45 days after the Closing date to agree on the reconciliation of amounts deducted from the proceeds from the sale of Inventory pursuant to Section 6.7(b).

                           (d)      Buyer and AXT shall meet within 45 days
after the Closing Date to determine and agree on the costs and expenses to be reimbursed by Buyer to AXT pursuant to Section 6.7(a) above and costs related to
Section 6.7(b) if the Closing is delayed and either one

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

or more of the conditions set forth in Section 7.2 have not been satisfied, other than Section 7.2(d), or the condition set forth in Section 7.1(c) shall not have been satisfied as of September 15, 2003. Buyer shall pay the amount of the expenses and costs owed under Section 6.7(a) and 6.7(b), if applicable, as agreed in United States dollars within 30 days after the parties reach such agreement. Should the parties fail to reach agreement within 50 days after the Closing Date on the amount of the costs and expenses to be reimbursed to AXT pursuant to Section 6.7(a), and 6.7(b), if applicable, either party may initiate a "claim" under the dispute resolution procedure provided in Section 9.4 below.

                  6.8 Removal of Encumbrances. AXT shall cause all Encumbrances identified on Schedule 6.8 to be removed within 15 days after the Closing Date by filing a UCC termination statement executed by the holder of such Encumbrance. AXT shall promptly provide a copy of the UCC termination statement to Buyer.

                  6.9 Real Property Taxes and Other Expenses. The parties agree that as between Buyer and Sellers, general real estate taxes on the Telstar Facility ( "Real Property Taxes"), as well as all utility, maintenance, insurance and other operating expenses of the Telstar Facility (collectively with Real Property Taxes, "Property Expenses") for periods prior to the Closing Date shall be Sellers' sole responsibility (other than as set forth in Section
6.7 above), and Property Expenses for the period from and after the Closing Date shall be Buyer's sole responsibility, subject to the provisions of Section 6.7 above and the following provisions of this Section 6.9. Buyer and AXT shall meet within 45 days after the Closing Date to determine and agree the costs and expenses to be reimbursed by Buyer to AXT pursuant to this Section 6.9, and any amounts due by one party to the other shall be paid as agreed in United States dollars within 10 days after the parties reach such agreement. Should the parties fail to reach agreement within 60 days after the Closing Date on the amount of the costs and expenses to be paid by one party to the other pursuant to this Section 6.9, the matter shall be submitted to dispute resolution as provided in Section 9.4 below. Notwithstanding the foregoing, nothing herein shall be deemed to assign to Buyer any right of Sellers to appeal or apply for a reduction in Real Property Taxes for periods attributable prior to the Closing Date, and Sellers shall be entitled to pursue any and all such appeals after the Closing Date at their expense, and Buyer expressly disclaims any interest whatsoever in any tax reductions or credits obtained by Sellers in connection therewith. In the event any such appeal or application by either party results in a refund to Buyer of Real Property Taxes attributable to the period before Closing Date, then Buyer shall pay such amounts to Sellers promptly after receipt, reduced by a percentage of Buyer's expenses in connection with such appeal or application equal to the percentage Sellers' portion of such refund bears to the entire Tax refund paid to Buyer. In the event any such appeal or application by either party results in a refund to Sellers of Real Property Taxes attributable to the period after the Closing Date, then Sellers shall pay such amounts to Buyer promptly after receipt, reduced by a percentage of Sellers' expenses in connection with such appeal or application equal to the percentage Buyer's portion of such refund bears to the entire Tax refund paid to Sellers.

                  6.10 Payments Under Open Purchase or Sales Orders. If Sellers, their respective subsidiaries, affiliates, successors or assigns receive payment from any customer on any purchase or sales order the obligation under which was fulfilled by Buyer or its subsidiaries, affiliates, successors or assigns, rather than Sellers or their subsidiaries, affiliates, successors or assigns, Sellers shall promptly remit such payment to Buyer. In addition, should any of the

Assumed Contracts include open purchase orders, the fulfillment of which is done by Buyer, its subsidiaries, affiliates, successors or assigns after the Closing Date, but for which Sellers, their subsidiaries, affiliates, successors or assigns, receive payment from the customer, Sellers shall pay to Buyer the payment that relates to the order fulfillment undertaken by Buyer, its subsidiaries, affiliates, successors or assigns after the Effective Time.

                  6.11 Additional Documents and Further Assurances. Each party hereto, at the request and expense of the other party hereto, shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and make effective the other transactions contemplated by this Agreement in accordance with the terms hereof. Each further agrees that it shall, and shall cause each of its affiliates to, from time to time, execute and deliver to the other such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary or otherwise reasonably requested to confirm and assure the rights and obligations of Buyer to the Transferred Assets as provided for in this Agreement, and effectively to vest in Buyer beneficial and record title to the Transferred Assets, and to put Buyer in actual possession and operating control of such Assets. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Sellers shall promptly execute and deliver (or shall cause to be executed and delivered) such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request to effect the transfer, conveyance and assignment of the Transferred Assets to Buyer, to assist Buyer in exercising all rights with respect to the Transferred Assets and otherwise to carry out the full purpose and intent of this Agreement, provided, however, that Buyer shall be responsible for any and all incidental or of pocket fees or costs incurred by Sellers as a result.

                  6.12     Mutual Covenant Not to Compete and Not to Solicit.

                           (a)      For the period beginning at the Effective
Time and ending at the five (5) year anniversary of the Effective Time, Sellers, their subsidiaries, successors and assigns, shall not, without Buyer's prior written consent, directly or indirectly, in any capacity: (i) develop, make, market or sell LD, LED or VCSEL products or (ii) directly or indirectly, as principal, partner, agent, servant, employee, shareholder, or otherwise, anywhere in the world, engage or attempt to engage in any business activity competitive with the business that develops, makes, markets or sells LD, LED or VCSEL products; provided, however, that the foregoing shall not limit nor prohibit AXT from operating its substrate business or developing, making, marketing or selling its substrates products, to any customer wherever situated and in any industry or market. The foregoing shall not prohibit Sellers from owning beneficially (i) any security, so long as the beneficial ownership by it constitutes (x) less than, in the case of a passive investment in publicly or privately traded securities, five percent (5%) of the class of such security, or
(ii) any shares in an "investment company" (as defined in the Investment Company Act of 1940, as amended).

                           (b)      For the period beginning at the Effective
Time and ending at the five (5) year anniversary of the Effective Time, Buyer, its subsidiaries, successors and assigns, will not, without AXT's prior written consent, directly or indirectly, in any capacity use the knowledge, expertise, information, know how or other skills of any person identified on Schedule 6.12 hereto to develop, make, market or sell GaAs, InP, or Ge substrates.

                           (c)      Buyer and Sellers agree that for a period of
two (2) years following the Effective Date, neither shall: (i) solicit, encourage, or take any other action which is intended to induce any employee of the other to terminate his or her employment with such party, as the case may be; or (ii) knowingly and intentionally interfere in any manner with the contractual or employment relationship between the other party and any employee, supplier or customer of such other party; provided, that neither party shall be prohibited from making general, public solicitations for employment for any position or from employing any current employee of the other party who contacts the party on his or her own initiative and without impermissible solicitation by such party; and provided, further, that the foregoing shall not prohibit or limit Buyer from hiring employees of Sellers engaged in the Optoelectronics Business.

                           (d)      Each party agrees that the covenants set
forth herein are necessary to preserve the value of the business operated by each party after the Effective Time, and each party recognizes that the scope of the restrictions and the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the other party, including, following the Effective Time. Each party acknowledges that the limitations of time, geographic scope and scope of activity in this Section 6.12 are reasonable because, among other things, (i) Sellers and Buyer are engaged in a highly competitive industry, (ii) management of each party will have unique access to the trade secrets and know-how which are an integral part of the business operated by the other party, and (iii) each party is receiving value under the terms of this Agreement. The covenants contained in this Section 6.12 shall be construed as a series of separate covenants, one for each county, city, state and country. Except for geographic scope, each such covenant shall be deemed identical in terms to the covenants set forth herein. In the event the foregoing restrictions are deemed to be unreasonable for any reason by any tribunal having jurisdiction, each party agrees to request, and to submit to, a narrowing of the scope of the foregoing restrictions or the reduction of either said territorial or time limitation to such an area or period as shall be deemed reasonable by such tribunal.

                           (e)      The existence of any claim or cause of
action by one party to this Agreement against the other, if any, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by either party of the foregoing restrictive covenants but shall be resolved by separate proceeding.

                           (f)      Each party agrees that it would be
impossible or inadequate to measure and calculate the damages that either party would incur from any breach of the covenants set forth in this Section 6.12 and that in the event of a breach by one party, the other party and its stockholders would be irreparably harmed. Accordingly, each party agrees that if it breaches any provision of this Section 6.12, the other party will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of this Section 6.12. Each party further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.

                           (g)      No waiver of any provision hereof shall be
effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this

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

Section 6.12, or the waiver by either party of any breach of this Section 6.12, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

                  6.13 Construction at Telstar Facility. AXT hereby agrees to reimburse Buyer as follows for construction costs incurred by Buyer at the Telstar Facility solely as a result of any modifications to the Improvements at the Telstar Facility that Buyer is required to make by any Governmental Entity in order to obtain an Environmental Permit and before such Governmental Entity is willing to issue such Environmental Permit (the "Reimbursed Construction Costs"). AXT shall pay Reimbursed Construction Costs of $20,000 per each required modification, up to a total of three modifications, for an aggregate maximum Reimbursed Construction Costs of $60,000. Reimbursed Construction Costs shall include only the cost of physical labor and materials required to complete the modifications required by the Governmental Entity, and costs or expenses incurred for design, planning or documentation of such required modifications, and shall not include any costs or expenses incurred in applying for or obtaining any Permit and/or Approval, including any Environmental Permit. All payments made under this Section shall be charged against the escrow established hereunder and paid exclusively from the Escrow Funds and from no other source; accordingly, if at the time the Reimbursed Construction Costs become due no Escrow Funds remain in escrow, then no amounts will be payable to Buyer hereunder and the obligation to pay Reimbursed Construction Costs will be terminated.

                  6.14 Release of Encumbrances on Telstar Facility. AXT shall, no later than 30 days after the Closing Date, provide an updated title report showing that all Encumbrances listed on the Title Report that are not Permitted Encumbrances have been released and removed.

         7.       Conditions to Closing.

                  7.1 Conditions to Each Party's Obligation to Consummate the Acquisition. The respective obligations of each party to consummate the Acquisition will be subject to the satisfaction on or prior to the Closing Date of the following conditions, except that, to the extent permitted by applicable law, such conditions may be waived in writing by the joint action of the parties hereto.

                           (a)      No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or any other Governmental Entities, or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition will be and remain in effect, nor will there be any action taken, or any law, statute, rule, regulation, decree or order been enacted, adopted, entered, enforced, or deemed applicable to the Acquisition, which remains in effect and which makes the consummation of the Acquisition illegal.

                           (b)      Legal Proceedings. There will not be pending
any Legal Proceeding by any Governmental Entity or other person: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) Except for the Cree Litigation, relating to the Acquisition and seeking to obtain from Buyer or Sellers any damages or other relief that would be material to either Buyer or Sellers; (iii) which would materially and adversely affect the right of Buyer to own or use the Transferred Assets; or (iv) seeking to compel Buyer or Sellers or any of their controlled affiliates to dispose of or hold separate any material assets.

                           (c)      Title Policy and Telstar Facility Escrow.
The Title Company shall have irrevocably committed to issue to Buyer a standard CLTA owner's policy of title insurance (the "Title Policy"). The Title Policy shall be dated as of the Closing and shall insure Buyer's fee simple title to the Telstar Facility in the dollar amount allocated to the Telstar Facility as provided in Schedule 2.9, subject only to the Permitted Exceptions, and the escrow on the transfer of title to the Telstar Facility shall be closed concurrently with the Closing of the transfer of the other Transferred Assets.

                  7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the transactions contemplated under the Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Buyer in writing:

                           (a)      Compliance With Agreements and Covenants.
Sellers will have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with on or prior to the Closing Date.

                           (b)      Representations and Warranties. The
representations and warranties of Sellers contained herein (i) will be true and correct in all material respects on and as of the date of this Agreement, and
(ii) will also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which in the aggregate do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                           (c)      Closing Certificate. Buyer will have
received a certificate signed by the Chief Executive Officer, Chief Financial Officer and President of the Optoelectronics Division of AXT, dated the Closing Date, certifying that the conditions set forth in Section 7.2(a) and 7.2(b) have been satisfied.

                           (d)      Due Diligence. Buyer's Representatives shall
have completed to Buyer's satisfaction a due diligence review of the Optoelectronics Business and the Transferred Assets pursuant to Section 5.1; provided, however, that should Buyer agree to the Closing, Buyer will be deemed to have determined that this condition has been fully met to its satisfaction or waived by Buyer.

                           (e)      Opinion of Counsel. Sellers shall have
delivered the opinion of counsel in the form as is attached hereto as Exhibit
I-1.

                           (f)      Other Closing Documents. Buyer will have
received the executed Bill of Sale, Assignment and Assumption Agreement, Grant Deed, Trademark Assignment Agreement, Patent Assignment Agreement, Monterey Park Lease, Tongmei Lease and assignment of the Xiamen Lease, and the Escrow Agreement, and such other closing and transfer documents as Buyer will reasonably request to effect and consummate the Acquisition and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Buyer and its counsel.

                  7.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Acquisition and the transactions contemplated under this Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions except as may be waived by Sellers in writing:

                           (a)      Compliance with Agreements and Covenants.
Buyer will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement, to be performed and complied with on or prior to the Closing Date.

                           (b)      Representations and Warranties. The
representations and warranties of Buyer contained herein (i) will be true and correct on and as of the date of this Agreement in all material respects, and
(ii) will also be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which, in the aggregate, do not constitute and are not reasonably expected to result in, a Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                           (c)      Closing Certificate. Sellers will have
received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied.

                           (d)      Purchase Price. AXT will have received
payment of the Purchase Price provided for in Section 2.6.

                           (e)      Opinion of Counsel. Buyer shall have
delivered its opinion of counsel in the form as is attached hereto as Exhibit
I-2.

                           (f)      Other Closing Documents. Sellers will have
received the executed Bill of Sale, Assignment and Assumption Agreement, Grant Deed, Trademark Assignment Agreement, Patent Assignment Agreement, Monterey Park Lease, Tongmei Lease and assignment of the Xiamen Lease, and the Escrow Agreement, and such other closing and transfer documents as Sellers will reasonably request to effect and consummate the Acquisition and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Sellers and their counsel.

         8.       Termination, Amendment and Waiver.

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing by any of the following actions taken or authorized by the Board of Directors of the terminating party or parties:

                           (a)      By mutual written consent of Buyer and
Sellers;

                           (b)      By either Buyer or Sellers, if the Closing
shall not have occurred on or before September 30, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                           (c)      By either Buyer or Sellers, if any
Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable commercial efforts to resist, resolve or lift, as applicable) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable commercial efforts to obtain); provided, however, that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose failure to use their reasonable commercial efforts has been the cause of such action or inaction;

                           (d)      By Buyer if (i) any of Sellers'
representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(b) would not be satisfied or (ii) any of Sellers' covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of Sellers arising as of a date subsequent to this Agreement is curable by Sellers by the Termination Date and Sellers are continuing to exercise all reasonable efforts to cure such inaccuracy, then Buyer may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy; or

                           (e)      By Sellers if (i) any of Buyer's
representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3(b) would not be satisfied or (ii) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of Buyer arising as of a date subsequent to this Agreement is curable by Buyer by the Termination Date and Buyer is continuing to exercise all reasonable efforts to cure such inaccuracy, then Sellers may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy.

         In the event of termination of this Agreement and abandonment of the Acquisition pursuant to this Section 8, no party hereto (or any of its directors or officers) will have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                  8.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  8.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                  8.4 Notice of Termination. Any party wishing to terminate this Agreement under Section 8.1 will deliver written notice to the other party, setting forth the paragraph under Section 8.1 pursuant to which the Agreement is being terminated and, unless obvious from the nature of the termination clause, a description of the facts and circumstances forming the basis for such termination; provided, that any failure to provide such additional details will not affect the validity of the termination. Any such termination notice will be delivered in accordance with Section 10.2 of this Agreement.

         9.       Indemnification and Escrow.

                  9.1      Indemnification.

                           (a)      Except as provided in Section 5.5 and
Section 6.5, all representations and warranties made by Sellers or Buyer herein shall survive the Closing and continue in full force and effect until the date that is the one year anniversary of the Closing Date. Neither Sellers nor Buyer has made any representations or warranties to the other, other than as set forth herein.

                           (b)      Subject to the limitations set forth in this
Section 9,

                                    (i)      Except as provided in Section 5.5
and Section 6.5, Sellers will indemnify and hold harmless Buyer and its subsidiaries, officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against any and all Losses, costs, diminution of value, damages, liabilities and expenses and from any and all claims, demands, actions and causes of action, including reasonable legal fees (collectively, "Damages"), arising out of (A) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Sellers in this Agreement or in any exhibit or schedule to this Agreement, or in the Tongmei Lease, or Monterey Park Lease, the MOCVD Equipment Lease or the China Equipment Lease and (B) the Retained Liabilities.

                                    (ii)     Buyer will indemnify and hold
harmless Sellers and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Sellers within the meaning of the Securities Act (hereinafter referred to individually as a "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against any and all Damages arising out of (A) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement or in any exhibit or schedule to this Agreement, or in the Tongmei Lease, Monterey Park Lease, the MOCVD Equipment Lease or the China Equipment Lease and (B) the Assumed Liabilities.

                                    (iii)    In the absence of fraud or
intentional misrepresentation, and except as otherwise provided in this Agreement, indemnification pursuant to the provisions of this Section 9 shall be the sole and exclusive remedy of Sellers, Buyer and the other Indemnified Parties for any breach of any representation, warranty or covenant contained in this Agreement. The maximum liability of either party to the other for any breach of the representations and warranties set forth herein is limited to the sum of $1,000,000; provided, however, that in no event shall the liability of Sellers to Buyer, Luming, or any Buyer Indemnified Person (as defined in this Agreement and in the Luming Agreement), individually or collectively, for any breach of the representations and warranties set forth in this Agreement and in the Luming Agreement, exceed in the aggregate of $1,000,000. Buyer shall first exhaust all remedies for Damages hereunder against the Escrow Fund. Unless otherwise limited by any provision of this Agreement, any other liability of Sellers or Buyer to the other party arising in connection with this Agreement shall be limited to the sum of $9,600,000; provided, however, that in no event shall the liability of Sellers to Buyer, Luming, or any Buyer Indemnified Person (as defined in this Agreement and in the Luming Agreement), individually or collectively, pursuant to this Agreement or to the Luming Agreement, exceed in the aggregate the sum of $9,600,000. Furthermore, in no event shall the liability of Buyer or Luming, individually or collectively, pursuant to this Agreement or to the Luming Agreement, to Sellers or any Seller Indemnified Person (as defined in this Agreement and in the Luming Agreement), exceed in the aggregate the sum of $9,600,000. For any Damages of Buyer or any Buyer Indemnified Person relating to or arising in connection with any breach by Sellers of any representation or warranty concerning title to the Telstar Facility, Buyer shall first look to the Title Policy to satisfy any claim brought against Sellers concerning such breach.

                                    (iv)     Any breach of or default under this
Agreement by Buyer or Sellers shall also be and cause a breach of or default by such party under the Luming Agreement. Any breach of or default under the Luming Agreement by Luming or by Sellers shall also be and cause a breach of or default under this Agreement.

                           (c)      General provisions regarding indemnification
rights:

                                    (i)      A party entitled to indemnification
hereunder will take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages that are indemnifiable hereunder.

                                    (ii)     No party will be entitled to
indemnification to the extent any Tax or other benefits result from, or which may be claimed as a result of the facts and circumstances related to, any indemnifiable claim.

                                    (iii)    If any Damages are covered by
insurance or subject to other third party recoveries (collectively, "Third Party Rights"), Buyer and AXT will use

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

reasonable commercial efforts to recover the amount of coverage or claim from the insurer or such third party, which recovery (after deduction for costs of collection) will reduce any related Damages hereunder. Each of Buyer and AXT agrees to assign all third party rights to the other and to appoint the other as its limited agent and attorney-in-fact for seeking such recovery to the extent that such party fails to recover. Each party also agrees to cooperate with the other in connection therewith. Such appointment as limited agent and attorney-in-fact is coupled with an interest and is irrevocable.

                                    (iv)     To the extent that an indemnifying
party discharges any claim for indemnification hereunder, the indemnifying party will be subrogated to all rights of the indemnified party against third parties.

                  9.2      Escrow Fund. Within the time period described in
Section 2.6(b) above, the Escrow Fund shall be deposited with such banking institution selected by Buyer with the reasonable consent of AXT as escrow agent (the "Escrow Agent"), pursuant to the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit H. The escrow established under the Escrow Agreement shall terminate and the Escrow Funds shall be released pursuant to the terms of the Escrow Agreement on the one year anniversary of the Closing Date (the "Escrow Termination"), except as otherwise provided in Section 6.5(d). The Escrow Fund shall be made and held entirely in United States dollars. Any interest or earnings thereon shall be for AXT's account. The Escrow Fund shall be available to compensate Buyer for any breaches of the representations, warranties or covenants made by Sellers in and pursuant to the terms of this Agreement.

                  9.3 Claims. Upon receipt by AXT or Buyer of a certificate signed by any officer of the other party (an "Officer's Certificate") stating that with respect to the indemnification obligations of such party set forth in
Section 9.1(a)(i) or (ii), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount or estimated amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, AXT or Buyer will, as the case may be and subject to the provisions of this Section 9, pay to the other, as promptly as practicable, an amount in cash in value equal to such Damages.

                  9.4      ARBITRATION OF DISPUTES.

                           (a)      Within 30 days of receipt by Buyer or AXT,
as the case may be, of an Officer's Certificate, Buyer or AXT, as the case may be, may object in writing to any claim or claims by Buyer or AXT, as the case may be, made in any Officer's Certificate. Buyer or AXT, as the case may be, will have thirty days to respond in a written statement to the objection of the other party. If after such 30 day per period there remains a dispute as to any claims, then Buyer and AXT will attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. To the extent no agreement can be reached after good faith negotiation between the parties, either AXT or Buyer may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation or dispute with a third party, in which event arbitration with respect to the specific portion of the claim at issue in the pending litigation or dispute shall not be commenced until such amount is ascertained or AXT and Buyer agree to arbitration; and in either such event the matter will be settled by arbitration conducted by one arbitrator. AXT and Buyer will agree on the arbitrator, provided that if AXT and Buyer cannot agree on such arbitrator, either AXT or Buyer can request that JAMS select the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent jurisdiction in law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be written, will be in accordance with applicable law and with this Agreement, and will be supported by written findings of fact and conclusion of law, which will set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in an Officer's Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 9, the parties will be entitled to act in accordance with such decision.

                           (b)      Judgment upon any award rendered by the
arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Alameda County or Los Angeles, California, as may be mutually agreed by the parties, under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party shall be as determined by the arbitrator. The non-prevailing party to an arbitration will pay the fees of the arbitrator and any administrative fee of JAMS, and the reasonable attorneys fees, costs of suit and disbursements of the other party.

         NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Buyer's Initials___________      Sellers' Initials____________   ______________

                  9.5 Third-Party Claims. As used herein, an "Indemnified Party" will refer to a Buyer Indemnified Party, or a Seller Indemnified Party, as applicable, the "Notifying Party" will refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" will refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, or is the recipient of any order or directive in connection with any Environmental Laws, instituted by or received from any third party for the liability or the costs or expenses of which are Damages, the Notifying Party will give the Indemnifying Party prompt notice thereof. The failure to give such notice will not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a claim. The Indemnifying Party will be entitled to contest and defend such claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such claim. Notice of the intention to so contest and defend will be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such claim (but, in all events, at least five (5) business days prior to the date that an answer to such claim is due to be filed). Such contest and defense will be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party will be entitled at any time, at its own cost and expense (which expense will not constitute Damages unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a claim seeks equitable relief or (ii) if the subject matter of a claim relates to the ongoing business of any of the Indemnified Parties, which claim, if decided against any of the Indemnified Parties, would have a Material Adverse Effect on the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone will be entitled to contest, defend and settle such claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such claim, the Indemnifying Party will then have the right to contest and defend (but not settle) such claim.

         10.      General Provisions.

                  10.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Acquisitions, including all fees and expense of its Representatives; provided, however, that in any suit properly brought pursuant to the terms of Section 10.3 below, upon final determination in such proceeding, the prevailing party as determined by a court of law shall be entitled to reasonable attorneys fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded by the court.

                  10.2 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-

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

mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

                         (a)      if to Sellers, to:

                         AXT, Inc.
                         4281 Technology Drive
                         Fremont, California 94538
                         Attention:  Donald L. Tatzin
                         Fax: (510) 438-4793
                         Tel: (510) 683-5900

                         with a copy to:

                         Gray Cary Ware & Freidenrich LLP
                         2000 University Circle
                         East Palo Alto, California 94303-2248
                         Attention: Sally J. Rau, Esq.
                         Fax: (650) 833-2001
                         Tel: (650) 833-2000

                         (a)      if to Buyer, to:

                         Lumei Optoelectronics Corp.
                         9650 Telstar Avenue
                         El Monte, California 91731
                         Attention:
                         Fax: (510) 390-0287
                         Tel: (323) 838-0653

                         with a copy to:

                         The Corporate Law Group
                         Waterfront Plaza, Suite 120
                         500 Airport Boulevard
                         Burlingame, California 94010
                         Attention: Paul D. Marotta, Esq. or Jennifer Chen, Esq.
                         Fax: (650) 227-8001
                         Tel: (650) 227-8000

                  10.3 Jurisdiction; Service of Process. Except for claims subject to arbitration as provided in Section 9.4 above, any Proceeding arising out of or relating to this Agreement or any Acquisition may be brought in the courts of the State of California, County of Alameda or of Los Angeles as the parties may mutually agree, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California or the Southern District of California, as the case may be, and each of the parties irrevocably submits to the exclusive jurisdiction of

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

each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Acquisition in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

                  10.4 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  10.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and AXT) and constitutes (along with the Seller Disclosure Schedule, Buyer Disclosure Schedule and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

                  10.6 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.6.

                  10.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  10.8 Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement.

                  10.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  10.10 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

                  10.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LUMEI OPTOELECTRONICS CORP., a               AXT, INC., a Delaware corporation
California corporation

By: /s/ Zhiguo Xiao                          By: /s/ Morris S. Young
   -------------------------                    -----------------------------
   Zhiguo Xiao                                  Morris S. Young
   Chairman and Chief Executive Officer         Chairman and Chief Executive
                                                Officer

By: /s/ Zhiqiang Xiao                        By: /s/ Donald L. Tatzin
   -------------------------                    -----------------------------
   Zhiqiang Xiao                                Donald L. Tatzin
   Chief Financial Officer                      Chief Financial Officer

BEIJING TONGMEI XTAL TECHNOLOGY,             LYTE OPTRONICS, INC., a Nevada
a corporation organized under the laws       corporation
of the People's Republic of China

By:                                          By:
   -------------------------                    -----------------------------
   Name:                                        Name:
   Title:                                       Title:

XIAMEN ADVANCED SEMICONDUCTOR
CO., LTD., a corporation organized under the laws of the People's Republic of China

By:
   ------------------------
   Name:
   Title:

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